UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

TECHNITROL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Shareholders Meeting

May 19, 2010

Our annual shareholders meeting will be on Wednesday, May 19, 2010, at 5:00 PM (EDST) in the Library Lounge (2nd Floor) of The Union League of Philadelphia. The Union League is located at 140 South Broad Street, Philadelphia, Pennsylvania. The agenda is to:

1) elect two directors for a three-year term;

2)	consider and vote upon amended and restated Articles of Incorporation;

3) consider and vote upon amended and restated By-Laws;

4) consider and vote upon amended and restated 2001 Stock Option Plan;

5) consider and vote upon amended and restated Restricted Stock Plan II; and

6) transact any other business brought before the meeting.

If you were a shareholder on March 3, 2010, you may vote at the meeting.

By order of the board of directors,

Drew A. Moyer
Secretary

Trevose, Pennsylvania
April 16, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDERS MEETING TO BE HELD ON MAY 19, 2010.

Our Proxy Statement and 2009 Annual Report are available on our website at
http://www.technitrol.com/investors/proxymaterials.htm.

Your vote is important.
Please return the enclosed proxy as soon as possible in the envelope provided.

DISCUSSION OF MATTERS FOR VOTING
PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK
STOCK OWNED BY DIRECTORS AND OFFICERS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED TABLE
PENSION BENEFITS TABLE
NONQUALIFIED DEFERRED COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
EXECUTIVE EMPLOYMENT ARRANGEMENTS
DIRECTOR COMPENSATION
SHAREHOLDER PROPOSALS
AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

1210 Northbrook Drive
Suite 470
Trevose, PA 19053
215-942-8400

Proxy Statement
Annual Shareholders Meeting
Wednesday, May 19, 2010

Introduction

This proxy statement is distributed on behalf of our board of directors.  We are sending it to you to solicit proxies for voting at our 2010 annual meeting. The meeting will be held in the Library Lounge of The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. The meeting is scheduled for Wednesday, May 19, 2010, at 5:00 PM (EDST). If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card and a copy of our annual report, including financial statements, have been mailed by April 16, 2010 to our shareholders of record as of March 3, 2010.

The following section includes answers to questions that are frequently asked about the voting process.

Q:  How many votes can I cast?

A: Holders of common stock as of March 3, 2010 are entitled to one vote per share on all items considered at the annual meeting except in the election of directors, which is by cumulative voting.

Q:  What is cumulative voting?

A: For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected. You may then cast the whole number of votes among one or more candidates in any proportion. If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting before voting.

Q:  How do I vote?

A: There are two methods. You may attend the meeting and vote in person or you may complete and mail the proxy card.

Q:  What vote is necessary for action?

A: In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Unless a higher voting standard specifically applies, approval of other matters requires the affirmative vote of a majority of shares represented in person or by proxy at the annual meeting and entitled to vote.

Q:  How will the proxies be voted?

A: Proxies signed and received in time will be voted in accordance with your directions. If no direction is made, the shares will be voted for the election of the nominated directors and for the proposals to approve the amended and restated Articles of Incorporation, By-Laws, 2001 Stock Option Plan and Restricted Stock Plan II. Unless you indicate otherwise on the proxy card, Drew A. Moyer and Michael J. McGrath, the proxies, will be able to vote cumulatively for the election of directors. If you later wish to revoke your proxy, you may do so by notifying our Secretary in writing prior to the vote at the meeting. If you timely revoke your proxy by notifying our Secretary in writing, you can still vote in person at the meeting.

Q:  What is a quorum?

A: The holders of a majority of our outstanding shares, present in person or by proxy, represent a quorum. Abstentions are counted as present for establishing a quorum so long as the shareholder has executed a valid proxy or is physically present at the meeting.

Q:  What is the impact of broker non-votes and abstentions?

A: Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter. Under the rules that govern brokers and nominees who have record ownership of shares held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs. Broker non-votes and abstentions have no effect on the outcome of the vote for the election of directors or on the votes to approve the amended and restated Articles of Incorporation, By-Laws, 2001 Stock Option Plan and Restricted Stock Plan II because only the number of votes cast is relevant. We believe that all of the items to be voted upon are non-routine matters for which brokers and nominees will not have discretionary authority. Accordingly, if an account holder does not provide its broker or nominee with voting instructions, a broker non-vote will occur.

Q:  How many shares are outstanding?

A: There are 41,246,807 shares of common stock entitled to vote at the annual meeting. This was the number of shares outstanding on March 3, 2010. There are no other classes of stock outstanding or entitled to vote.

Q:  Who pays for soliciting the proxies?

A: Technitrol will pay the cost of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement. We may solicit proxies by mail, e-mail, telephone, or facsimile, over the Internet, through brokers and banking institutions, or by our officers and employees. Last year we retained Regan & Associates, Inc. to aid in the solicitation of proxies from individuals, brokers, bank nominees and other institutional holders for a fee of $8,000 including expenses. We may similarly retain a proxy solicitor this year.

DISCUSSION OF MATTERS FOR VOTING

Item 1 — Election of Directors

There are three classes of directors on the board of directors. The only difference between each class is when they were elected.

•	C. Mark Melliar-Smith and Howard C. Deck are Class I directors whose terms expire in 2011.

•	Daniel M. Moloney is a Class II director whose term expires in 2012. However, if the proposal referred to below in Item 2 is approved by the requisite vote, Mr. Moloney’s term will expire in 2011.

•	Edward M. Mazze and John E. Burrows, Jr. were nominated for election at this meeting. Mr. Mazze is a Class III director whose term expires in 2010. Mr. Burrows, a Class II director whose term expires in 2012, was nominated to fill the vacancy that will be left by David H. Hofmann who will be retiring at the meeting.

Messrs. Mazze and Burrows were recommended to the board by its governance committee on January 20, 2010. If they are elected, they will be Class III directors whose terms expire in 2013. However, if the proposal referred to below in Item 2 is approved by the requisite vote, their terms will expire in 2012.

Votes on proxy cards will be cast for Messrs. Burrows and Mazze unless you indicate otherwise on the proxy card. However, as noted above, the persons designated as proxies may cumulate their votes. You are permitted to vote cumulatively and may indicate this alternative on the enclosed proxy. Messrs. Burrows and Mazze are current directors and we do not expect either of them to be unable or unwilling to serve as director. If that occurs, the board may nominate others to take their place.

The board of directors recommends that you elect John E. Burrows, Jr. and Edward M. Mazze for a term of three years.

Item 2 — Amendment to and Restatement of Articles of Incorporation

Our board of directors has approved amendments to the company’s Articles of Incorporation. Generally, the amendments eliminate both the classified board and the supermajority vote that is required to amend certain provisions in the Articles of Incorporation. The amended and restated Articles of Incorporation are attached as Appendix A to this proxy statement.

The company’s Articles of Incorporation currently provide for the company’s board of directors to be divided into three classes, with each class being elected for three year terms. This is commonly referred to as a classified board. These provisions cannot be amended without a supermajority vote (i.e., 75% shareholder approval). If shareholders approve the amended and restated Articles of Incorporation with the requisite vote, the company’s board will become fully de-classified by 2012 in the following manner. At the annual meeting in 2011, the terms of those directors which would otherwise have expired in 2011 and 2012 will expire and their successors will be elected to serve one year terms. At the annual meeting in 2012 and each annual meeting thereafter, the terms of all directors previously elected will expire and their successors will be elected to serve one year terms.

The company’s Articles of Incorporation also currently provide that in addition to the classified board provisions other provisions of the Articles of Incorporation, including the removal of directors without cause and certain business transactions (such as mergers or dispositions of substantially all of the assets) with 5% holders, also cannot be amended or eliminated without a supermajority vote (i.e., 75% shareholder approval). If shareholders approve the amended and restated Articles of Incorporation with the requisite vote, the supermajority requirements will be eliminated and all shareholder action will then be governed by the voting standards set forth in the Pennsylvania Business Corporation Law which generally provide for majority voting on most routine matters.

The board of directors recommends that you approve the amended and restated Articles of Incorporation.

Item 3 — Amendment to and Restatement of By-Laws

Our board of directors has approved amendments to the company’s By-Laws. The amendments generally provide for the elimination of the classified board, the elimination of the supermajority vote that is required to amend certain provisions in the Articles of Incorporation, the elimination of plurality voting for directors and the authorization of shareholders to take action by written consent. The amended and restated By-Laws are attached as Appendix B to this proxy statement.

The company’s By-Laws currently provide for a classified board and in certain instances supermajority voting. These provisions are similar to those found in the Articles of Incorporation as described in the above proposal in Item 2. If shareholders approve the amended and restated By-Laws, these provisions will be eliminated from the company’s By-Laws.

The company’s By-Laws also currently provide that in each election for directors, the candidates receiving the highest number of votes up to the number of directors to be elected are elected. This is commonly referred to as plurality voting. If shareholders approve the amended and restated By-Laws, plurality voting will be eliminated and beginning in 2011 directors will be elected by majority voting. Majority voting under the Pennsylvania Business

Corporation law generally requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the action to be taken.

The company’s By-Laws do not currently authorize shareholders to take action by written consent. If shareholders approve the amended and restated By-Laws, shareholders will be authorized to take action upon the written consent of a majority of the company’s shareholders.

The board of directors recommends that you approve the amended and restated By-Laws.

Item 4 — Amendment to and Restatement of 2001 Stock Option Plan

Our board of directors approved amendments to the company’s 2001 Stock Option Plan on February 18, 2010. This plan was adopted in February 2001 by the board’s compensation committee pursuant to its authority under the company’s Incentive Compensation Plan. The amendments provide for new and more narrow definitions of change in control and disability, an extension of the term of the stock option plan from June 30, 2011 to June 30, 2020, an increase in the individual award limits, and certain other revisions. The amended and restated 2001 Stock Option Plan is attached as Appendix C to this proxy statement.

A summary of the amended and restated 2001 Stock Option Plan is set forth below. This summary is qualified in its entirety by reference to the full text of the amended and restated 2001 Stock Option Plan.

Summary of the Amended and Restated 2001 Stock Option Plan

Purpose.  The purpose of the plan is to advance the interests of the company and its shareholders by providing key employees with the opportunity to acquire shares. By encouraging such stock ownership, the company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to key employees to promote the success of the business.

Administration.  The plan is administered by a committee appointed by the board of directors. The committee must consist of at least two non-employee directors. The compensation committee of our board of directors currently administers the plan.

Eligibility.  Employees of Technitrol and designated subsidiaries are eligible to participate in the plan.

Federal Income Tax Consequences.  The stock options granted under the plan will not be “incentive stock options” as defined under the Internal Revenue Code. Accordingly the grant of a stock option has no immediate federal income tax effect on the employee under current law. When the employee exercises the option, the employee will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Technitrol expects to receive a tax deduction equal to the amount of the income recognized. When the employee sells common stock obtained from exercising the stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the employee. The employee must satisfy all applicable federal, state and local income and employment tax withholding obligations.

Tax Policy.  Section 162(m) of the Internal Revenue Code limits Technitrol’s income tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers, unless certain exceptions apply. One exception is for payments made under qualifying performance-based plans that are approved by shareholders. We designed the plan to meet this exception and to enable us to make awards to our executive officers that will not be subject to the limitation on deductibility. We are seeking your approval of the amended and restated 2001 Stock Option Plan to qualify awards for the exception under Section 162(m). If we do not receive shareholder approval of the plan, we may nevertheless make grants of stock options under it for which Technitrol may not receive a tax deduction.

Number of Shares.  The plan does not set forth a maximum number of shares that may be awarded under the plan, however, the maximum is effectively limited by the company’s Incentive Compensation Plan. Pursuant to the terms of the Incentive Compensation Plan, the compensation committee has the authority to develop and implement forms of incentive compensation for the company’s management, including stock options. The 2001 Stock Option

Plan was adopted under the Incentive Compensation Plan. In 2001, shareholders approved 4,900,000 shares to be available for issuance under the Incentive Compensation Plan. Of the 4,900,000, approximately 1,856,000 shares remain available for issuance under the Incentive Compensation Plan. Of the 1,856,000, approximately 746,000 shares are currently allocated to the 2001 Stock Option Plan and the board expects to increase the number of shares allocated during 2010. This type of allocation will not result in an increase in the number of shares available for issuance under the Incentive Compensation Plan. The compensation committee may in the future allocate additional shares to the 2001 Stock Option Plan, not to exceed (when taken together with all other shares of stock granted or authorized for grant under all plans or arrangements established pursuant to the terms of the company’s Incentive Compensation Plan) the total number of shares available for issuance under the Incentive Compensation Plan as approved by the shareholders.

Awards.  Except as limited by the terms of the plan, the committee has discretion to select the persons to receive options and to determine the terms and conditions of each option, including the number of shares underlying the option, the exercise price, the vesting schedule and the term. The options will be granted at no cost to the employees.

Exercise Price.  The exercise price of the options cannot be less than the fair market value of Technitrol common stock on the date of grant and the exercise price cannot later be re-priced without shareholder approval. On March 3, 2010, the closing price of our common stock on the New York Stock Exchange was $4.65. The holder of an option is generally required to pay the exercise price of the option in cash. We will not make a loan to an option holder to pay the exercise price.

Term.  The term of each option will be established by the committee, but cannot exceed seven years.

Vesting.  Except as otherwise determined by the committee, options will generally vest over a four-year period, with 25% of the options becoming exercisable on each anniversary of the date the option was granted.

Maximum Award Limits.  Under the amended plan, no employee can receive a grant of an option during any single fiscal year for more than an aggregate of 500,000 shares, except that new senior executives when being recruited may also receive grants of options in one or more of the same fiscal years for up to an additional 500,000 shares.

Termination of Employment.  If an employee resigns or is terminated for cause before the restricted period ends or the performance goals are attained, the employee forfeits the options that are not vested. If the employee becomes totally disabled, dies or has normal retirement occur before the restricted period expires, the restrictions are released. If an employee elects early retirement or is terminated other than for cause, he or she is generally entitled to pro-rata vesting. However, the committee has discretion to adjust the effective award downward or upward, up to the full amount of the employee’s award. The committee may also apply different provisions or restrictions to an award as long as they are not inconsistent with the terms of the plan.

Change in Control.  If a change in control occurs, the options will vest immediately and become exercisable in full. Under the amended plan, a change in control generally occurs when more than 50% of Technitrol’s voting power or substantially all of Technitrol’s assets are acquired, or when a merger or consolidation occurs and Technitrol is not the surviving company.

Changes in Common Stock.  The number and kind of shares subject to outstanding awards will be adjusted in the event of any merger, recapitalization, stock dividend or split or similar event where the number and kind of shares is changed without receipt or payment of consideration by the company. In the event of the liquidation or dissolution of the company, a merger or consolidation in which the company is not the surviving entity, or the sale or disposition of all or substantially all of the company’s assets, all outstanding awards, together with the exercise prices thereof, shall be equitably adjusted. However, no adjustments will be made that constitute a modification under Section 409A of the Internal Revenue Code.

Amendment and Termination.  Our board of directors may amend or terminate the option plan. However, no amendment or termination may alter or impair the rights or obligations of a previously awarded option without the optionee’s consent.

Plan Benefits.  It is not possible to determine the benefits or amounts that will be received by any participant because the amounts and types of grants to be awarded are within the compensation committee’s discretion.

Term.  The option plan became effective on July 1, 2001, was amended and restated as of March 1, 2010 and unless we terminate it earlier will expire on June 30, 2020.

The board of directors recommends that you approve the amended and restated 2001 Stock Option Plan.

Item 5 — Amendment to and Restatement of Restricted Stock Plan II

Our board of directors has approved amendments to the company’s Restricted Stock Plan II. This plan, initially adopted in 1984 (succeeding a plan originally adopted in 1978) and last amended in 2008, was adopted under the Incentive Compensation Plan. The amendments provide for new and more narrow definitions of change in control and disability, an increase in the individual award limits and certain other revisions. The amended and restated Restricted Stock Plan II is attached as Appendix D to this proxy statement.

A summary of the amended and restated Restricted Stock Plan II is set forth below. The summary is qualified in its entirety by reference to the full text of the amended and restated Restricted Stock Plan II.

Summary of Amended and Restated Restricted Stock Plan II

Purpose.  The plan is designed to enable us to attract and retain qualified employees, and to reward and motivate them by giving them the opportunity to acquire shares.

Administration.  The plan is administered by a committee appointed by the board of directors. The committee must consist of at least two non-employee directors. The compensation committee of our board of directors currently administers the plan.

Eligibility.  The employees eligible to participate in the plan are our officers and other key employees in our corporate office and operating business segments, as selected by the committee.

Tax Policy.  Section 162(m) of the Internal Revenue Code limits Technitrol’s income tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers, unless certain exceptions apply. One exception is for payments made under qualifying performance-based plans that are approved by shareholders. We designed the plan to meet this exception and to enable us to make awards to our executive officers that will not be subject to the limitation on deductibility. The company’s shareholders approved the plan at the company’s annual meeting in 2008, which approval qualified certain payments or awards under the plan for the exception under Section 162(m). We are seeking your approval of the Amended and Restated Restricted Stock Plan II to continue to qualify for the exception under Section 162(m). If we do not receive shareholder approval of the plan, we may nevertheless make grants of restricted stock under it for which Technitrol may not receive a tax deduction.

Number of Shares.  The plan does not set forth a maximum number of shares that may be awarded under the plan, however, the maximum is effectively limited by the company’s Incentive Compensation Plan. Pursuant to the terms of the Incentive Compensation Plan, the compensation committee has the authority to develop and implement forms of incentive compensation for the company’s management, including stock options. The Restricted Stock Plan II was adopted under the Incentive Compensation Plan. In 2001, shareholders approved 4,900,000 shares to be available for issuance under the Incentive Compensation Plan. Of the 4,900,000, approximately 1,856,000 shares remain available for issuance under the Incentive Compensation Plan. Of the 1,856,000, approximately 226,000 shares are specifically allocated to the Restricted Stock Plan II and the board may increase the number of shares allocated to the plan during 2010. This type of allocation will not result in an increase in the number of shares available for issuance under the Incentive Compensation Plan. The compensation committee may in the future allocate additional shares to the Restricted Stock Plan II, not to exceed (when taken together with all other shares of stock granted or authorized for grant under all plans or arrangements established pursuant to the terms of the company’s Incentive Compensation Plan) the total number of shares available for issuance under the Incentive Compensation Plan as approved by the shareholders.

Awards.  The committee determines the persons to receive the awards and the number of shares awarded to them in its sole discretion after consultation with the management of our company. Stock is awarded to employees at no cost to the employees. However, the shares are restricted and may not be disposed of until a restricted period has ended. For awards subject to a restricted time period (other than awards to our CEO), the restricted period is three years. The committee may also select employees to receive performance-based awards. In that case, the restricted period ends when the specified performance goals are attained plus, at the discretion of the committee at the time the award is made, an additional period of employment after the performance goals are achieved. When the restricted period ends, the shares are no longer subject to forfeiture and may be freely transferred by the employee, subject to applicable securities laws. In the case of our CEO, all of his restricted shares are performance based and no restricted shares are granted to him unless and until the board has determined that his performance goals have been achieved. These shares vest either at the time of grant or upon termination of any additional vesting period imposed by the board.

Setting Performance Targets.  All awards made to our Chief Executive Officer must be based on the attainment of performance goals. The committee also may select other employees to receive awards based on the attainment of performance goals. These performance goals will be designated by the committee and specified in the award. In establishing performance goals, the committee must select from among the following criteria: cash flow, net operating profit, economic profit, earnings per share, gross or net revenue growth, annual performance compared to approved plans, return on equity, assets, capital investment or sales, net income growth, total shareholder return, expense management, market share, performance compared to market indices chosen by the committee, acquisitions and/or divestitures, integration of acquisitions, consolidation or integration of product divisions/groups/lines, geographical changes in operations, changes in markets addressed, changes in analysts’ coverage of the company, new product introduction, succession planning, organizational development and/or talent management/retention. For the Chief Executive Officer, such criteria may also include metrics with respect to the monitoring of senior executives as part of their leadership development and developing strategic plans/alternatives for the company or parts of it. The committee may use some or all of these performance criteria and may apply them singly or in any combination. The committee may also link these goals to the performance of Technitrol or any subsidiary, division, or individual or to the relative performance of other companies.

Vesting.  Unless performance criteria apply, shares generally vest in full on the third anniversary of the date the shares were awarded.

Maximum Award Limits.  Under the amended plan, no employee may be awarded more than 300,000 shares in any 12-month period or more than 500,000 shares over the course of the employee’s employment with the company.

Termination of Employment.  If an employee resigns or is terminated for cause before the restricted period ends or the performance goals are attained, the employee forfeits the shares that are not vested. If the employee becomes totally disabled, dies or has normal retirement occur before the restricted period expires, the restrictions are released. If an employee elects early retirement or is terminated other than for cause, he or she is entitled to pro-rata vesting. However, the committee has discretion to adjust the effective award downward or upward, up to the full amount of the employee’s award. Awards made to our former Chief Executive Officer are subject to his agreement with the company as described under the heading “Executive Employment Arrangements”.

Additional Cash Award.  In the sole discretion of the compensation committee, participants may receive a cash payment designed to be the amount necessary to pay Federal income taxes on the shares and the cash payment. The amount of the cash payment is determined by a formula that is based on the highest individual federal income tax rate then in effect. Generally, the cash award may not exceed 65% of the market value of the common stock subject to the award as of the date beneficial ownership accrued to the participant (except in the case of our CEO where there is no such limitation).

Change of Control.  In the event there is a “change of control” of Technitrol, then the restriction period on any shares will terminate on the date of the change of control, and all shares will become 100% vested and will be distributed to the holders free of any restrictions. Additional cash awards in the amounts permitted by the plan also will be distributed. Under the amended plan, a change of control generally occurs when more than 50% of

Technitrol’s voting power or substantially all of Technitrol’s assets are acquired, or when a merger or consolidation occurs and Technitrol is not the surviving company.

Changes in Common Stock.  The number and kind of shares subject to outstanding awards will be adjusted in the event of any merger, recapitalization, stock dividend or split or similar event where the number and kind of shares is changed without receipt or payment of consideration by Technitrol.

Amendment and Termination.  The board of directors may amend the plan and, with respect to any shares at the time not issued pursuant to the plan, suspend or terminate the plan; provided, however, the committee may seek shareholder approval of an amendment if it is determined to be required or advisable under the regulations of the Securities and Exchange Commission, the rules of any applicable stock exchange or other applicable law. In addition, no amendment to the plan may alter the rights or obligations under any restricted shares previously granted without the consent of the affected party.

Plan Benefits.  It is not possible to determine the benefits or amounts that will be received by any participant because the amounts to be awarded are within the committee’s discretion, the value of the shares granted is not determinable until the end of the restriction period and, with respect to performance-based awards, the performance targets will be determined by the committee by the granting of the award and the amount payable, if any, will depend upon the extent to which the participant achieves such performance targets.

The board of directors recommends that you approve the amended and restated Restricted Stock Plan II.

Item 6 — Other Business

The board does not know of any other matters to come before the meeting. However, if additional matters are presented to the meeting, the enclosed proxy confers discretionary authority with respect to those matters.

PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK

The following table describes persons we know to have beneficial ownership of more than 5% of our common stock at March 3, 2010. Our knowledge is based on reports filed with the Securities and Exchange Commission by each person or entity listed below. Beneficial ownership refers to shares that are held directly or indirectly by the owner. No other classes of stock are outstanding.

Name and Address	Amount and Nature of		Percent
of Beneficial Owner	Beneficial Ownership		of Class

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,223,834	(1)	7.83%
Bank of America Corporation 100 North Tryon Street, Floor 25 Charlotte, NC 28255	3,216,956	(2)	7.8%
Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	2,625,723	(3)	6.38%

(1)	Of the aggregate 3,223,834 shares reported as beneficially owned, BlackRock has sole voting power and sole dispositive power over all of the shares and shared voting and shared dispositive power over none of the shares. This information is based on a Schedule 13G filed on January 29, 2010.

(2)	Of the 3,216,956 shares reported as beneficially owned, Bank of America and its related entities have sole voting power and sole dispositive power over none of the shares, shared voting power over 2,556,625 of the shares and shared dispositive power over all of the shares. This information is based on a Schedule 13G/A filed on February 3, 2010.

(3)	Of the 2,625,723 shares reported as beneficially owned, Wells Fargo has sole voting power over 2,457,564 shares, sole dispositive power over 2,557,883 shares and shared voting and shared dispositive power over none of the shares. This information is based on a Schedule 13G filed on January 21, 2010.

STOCK OWNED BY DIRECTORS AND OFFICERS

The following table describes the beneficial ownership of common stock by each of our named executive officers or directors, and our named executive officers and directors as a group, at March 3, 2010:

	Amount and Nature of		Percent
Name	Beneficial Ownership(1)		of Class

Alan E. Barton	31,594	(2)	*
Alan H. Benjamin	64,291	(3)	*
John E. Burrows, Jr.	34,787	(2)	*
Howard C. Deck	9,804	(2)	*
David H. Hofmann	22,515	(2)	*
Edward M. Mazze	33,907	(2)	*
C. Mark Melliar-Smith	27,037	(2)	*
Drew A. Moyer	65,978	(4)	*
James M. Papada, III	278,219	(4)	*
All directors and executive officers	568,132		1.38%

*	Less than one percent (1%).

(1)	For executive officers, the number of shares reflected includes shares with restrictions and forfeiture risks under our restricted stock plan. Owners of restricted stock have the same voting and dividend rights as our other shareholders except that they do not have the right to sell or transfer the shares until the applicable restricted period has ended.

(2)	All shares are directly owned by the officer or director. Mr. Barton resigned as a director in March 2010.

(3)	Includes shares directly owned and shares owned by a trust of which Mr. Benjamin is a trustee.

(4)	Includes shares directly owned and shares owned jointly with spouse. Mr. Papada retired as our CEO on March 22, 2010 and as Chairman on April 2, 2010. His successor, Daniel M. Moloney had no beneficial ownership of Technitrol shares on March 3, 2010.

DIRECTORS AND EXECUTIVE OFFICERS

Identification and Business Experience

The following table describes each person nominated for election to the board of directors, each director whose term will continue after the annual meeting, and our executive officers. Our executive officers are appointed to their offices annually.

Name	Age	Position

Alan H. Benjamin	50	Senior Vice President
John E. Burrows, Jr.	62	Director
Howard C. Deck	53	Director
Edward M. Mazze	69	Director
C. Mark Melliar-Smith	64	Director
Daniel M. Moloney	50	Chief Executive Officer, President and Director
Drew A. Moyer	45	Senior Vice President and Chief Financial Officer

There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person which would provide for the other person to become an officer or director.

Alan H. Benjamin has served as our Senior Vice President since May 2008 and as President of our subsidiary, Pulse Engineering, Inc., since March 2008. He was chief operating officer of Pulse from January 2007 until March

2008, Senior Vice President of Pulse from 2005 until 2007, and Vice President from 1998 until 2005. Prior to joining Pulse, Mr. Benjamin worked in various marketing, sales and engineering positions for Hewlett-Packard and Pacific Data Products. He holds a Bachelor of Science degree in Electrical Engineering from Duke University and is a graduate of Harvard’s Advanced Management Program.

John E. Burrows, Jr. is an Operating Partner with the venture capital firm, Element Partners of Radnor, PA and CEO of one of Element’s portfolio companies, Energex, Inc. From 1995 to 2007, he was the President and CEO of SPI Holding Co., a global producer of specialty chemicals and drug delivery systems. He is also a director of Vyteris, Inc., a producer of drug delivery systems and Kingsbury, Inc., a manufacturing company. Mr. Burrows has served as a director of Technitrol since 1994 and is currently presiding director of the board.

Howard C. Deck is President and Chief Executive Officer of Icynene, Inc., a privately held manufacturer of spray polyurethane foam insulation products. From 2004 until 2009 he was President of CertainTeed Corporation Insulation Group (a unit of Compagnie de Saint-Gobain), a manufacturer of fiber glass insulation products. During his 15 years at Saint-Gobain, he also headed the company’s Precision Abrasives business in North America, and was President of its worldwide Superabrasives and Composite Materials businesses. He has served as a director of Technitrol since October 2008.

Dr. Edward M. Mazze is Distinguished University Professor of Business Administration at the University of Rhode Island. He was the Dean of the College of Business Administration and holder of the Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business at the University of Rhode Island from 1998 to 2006. Dr. Mazze is a member of the Board of Directors of Washington Trust Bancorp, Inc. and Ocean State Business Development Authority. He has served as a director of Technitrol since 1985.

C. Mark Melliar-Smith is the President of Multi-Strategies Consulting, a consulting and investment company located in Austin, Texas, which specializes in early stage start-up companies in the high technology sector. He is also the Chief Executive Officer of Molecular Imprints, which manufactures semiconductor process equipment. From January 2002 to October 2003, Mr. Melliar-Smith was a Venture Partner with Austin Ventures, a venture capital firm. From 1997 through 2001, Mr. Melliar-Smith was the President and Chief Executive Officer of International SEMATECH, a research and development consortium for the integrated circuit industry. Mr. Melliar-Smith also serves as a director of Power One Inc. and Molecular Imprints, Inc. Mr. Melliar-Smith has served as a director of Technitrol since January 2002.

Daniel M. Moloney has served as our President and Chief Executive Officer and as a director of Technitrol since March 22, 2010. Before joining us, he was employed by Motorola, Inc. where he served as Executive Vice President, President, Home and Networks Mobility from April 2007 to March 2010; and Executive Vice President, President, Connected Home Solutions from January 2005 to April 2007. Mr. Moloney holds a bachelor’s degree in electrical engineering from the University of Michigan and a master of business administration from the University of Chicago.

Drew A. Moyer has served as our Senior Vice President and Chief Financial Officer since August 2004. He was our Vice President from May 2002 until August 2004; Secretary from January 1997 until August 2004 and May 2008 through the present time; and Corporate Controller and Chief Accounting Officer from May 1995 until August 2004. Mr. Moyer joined us in 1989 and was previously employed by Ernst & Young LLP. He is a Certified Public Accountant.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Statement of Principles Policy

Our Corporate Governance Guidelines and our Statement of Principles Policy are available on our website: www.technitrol.com. They are also available in print to any shareholder who requests them. Our Statement of Principles Policy is intended to be a code of business conduct and ethics for directors, officers and employees, within the meaning of the NYSE listing standards and SEC rules.

Independent Directors

Our Corporate Governance Guidelines provide that all of the directors of the company, other than our CEO, must be independent. Therefore, the only employee of the company who may serve on the board at any time is the CEO. All other directors must at all times meet the test of independence. In determining the independence of our directors, our board has adopted the New York Stock Exchange’s test for independence as provided in the NYSE listing standards. Our board has determined that (with the exception of our CEO) none of our directors have any material relationship with Technitrol and all are independent within the NYSE’s definition. Our CEO is not independent because he is an employee of the company.

Board Stock Ownership

In 1996, we adopted a number of policies and procedures to strengthen the independence of our directors and to improve their ability to maximize Technitrol’s value to you as shareholders. These policies include:

(1) the establishment of a board comprised exclusively of non-employee directors who except for the Chief Executive Officer are independent under both SEC and NYSE rules, and

(2) the requirement that all directors purchase not less than $100,000 of our common stock (based on cost at the time of purchase or award) during his or her initial three year term. Shares received as part of director’s fees count in the calculation of shares “purchased” since they are received in exchange for services and constitute ordinary income to the director on which he/she is responsible for income taxes (we do not reimburse directors for any portion of taxes due on these shares). When a director has purchased shares of common stock with a cost basis of $100,000, there is no further obligation to acquire additional shares and the director is deemed to have made a meaningful investment in our common stock. However, directors are encouraged to continue to purchase common stock to clearly align their interests to those of the shareholders in a material way.

Certain Relationships and Related Transactions

Under our Statement of Principles (which we refer to as our SOP) conflicts of interest and/or self-dealing between any employee and the company are prohibited. Therefore, no employee may have a financial interest (as defined in our SOP) in any transaction in which the company is involved. In addition, no employee may retain for him or herself an opportunity that is available to the company. Any such financial interest must be disclosed to the Ethics Officer and any conflict of interest, self-dealing or corporate opportunity (as defined in our SOP) involving an employee must be disclosed to our Chief Executive Officer who will, in turn, bring this matter to the attention of the audit committee of our board of directors. A conflict of interest, self-dealing or personal use of a corporate opportunity may be waived only by our board of directors and any such waiver will be promptly disclosed to our shareholders.

Compensation Committee Interlocks and Insider Participation

John E. Burrows, Alan E. Barton and David H. Hofmann served as members of the compensation committee during 2009. None of the members of the compensation committee has ever served as an officer or employee of Technitrol or any of its subsidiaries. Mr. Barton resigned as a director in March 2010 and has not yet been replaced as a member of the committee.

Board Meetings

The board held six meetings in 2009, including regularly scheduled and special meetings. No director attended fewer than 75% of the total board meetings and committee meetings of which the director was a member during the periods that he served.

Board Leadership Structure

We do not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Mr. Papada who retired in 2010, held both of these positions in 2009. The board is evaluating whether to separate these two positions in the future. Our Corporate Governance Guidelines provide that at each meeting of the board of directors, time will be set aside for all independent directors to meet separately from management. John E. Burrows, Jr. presides over and is the lead independent director at all executive sessions of non-management directors.

Communications with the Board

The board of directors has implemented a process for shareholders and interested parties to send written, oral or e-mail communications to the non-management directors or the audit committee of the board in an anonymous fashion. This process is further described on our website: www.technitrol.com.

Director Attendance at Annual Meetings

While we do not have a formal policy regarding attendance by members of the board at our annual meeting, we strongly encourage our directors to attend our annual meeting and will continue to do so. In 2009, all of our directors attended our annual meeting of shareholders. It is customary at our annual meetings for the chairman of each board committee to make a presentation to shareholders regarding the committee’s work in the last year and its goals for the present year and to answer questions from shareholders.

Committees

Our board of directors has three standing committees: audit, compensation and governance. The board has determined that each director who serves on these committees is independent, as that term is defined in applicable NYSE listing standards and SEC rules. The current members of each committee are:

Audit	Compensation	Governance

C. Mark Melliar-Smith, Chairman	John E. Burrows, Jr., Chairman	Edward M. Mazze, Chairman
David H. Hofmann	David H. Hofmann	Howard C. Deck
Edward M. Mazze

The responsibilities of each committee are set forth in its respective written charter. The written charters of each committee as approved by our board of directors are available in print to any shareholder who requests them and may be found on our website: www.technitrol.com. The material responsibilities of each committee are summarized below.

Compensation Committee

The compensation committee:

•	manages the formal process by which the board determines our Chief Executive Officer’s annual and long-term equity compensation.

•	determines the salary and short term incentive compensation of our Chief Executive Officer and submits the recommended amounts and determination criteria to the board for approval.

•	prepares and distributes to the board, a “tally sheet” including all elements of CEO compensation and benefits for the current year as well as two previous years.

•	evaluates all components of executive officer compensation to ensure they are competitive, aligned with our objectives and properly structured to recruit, retain, incentivize and reward performance.

•	approves new executive compensation plans and recommends action to board.

•	approves any changes in executive compensation plans, policies, metrics and standards.

•	reviews payouts and distribution of all cash and equity-based compensation plans for executives in the short term incentive compensation plan.

•	determines the fees of independent directors and submits recommendations to the full board for approval.

•	for key executives, other than our Chief Executive Officer, evaluates and ensures that management development and succession plans, programs and processes are in place.

•	retains and terminates such compensation consultants or other outside advisors as it deems necessary or appropriate for the purpose of assisting the committee in the evaluation of director, CEO or senior executive compensation.

•	oversees the preparation of the Compensation Discussion and Analysis included in our annual proxy statement.

•	establishes annual goals and objectives for the committee and performs an annual self-evaluation of the performance of the committee.

During 2009, the compensation committee held four meetings.

Governance Committee

The governance committee:

•	develops, with the board, the annual board objectives and ensures that each board committee has annual objectives.

•	conducts an annual review, with full board input, of performance against the board objectives and ensures that each board committee reports its performance to the board.

•	conducts the annual director self evaluation process.

•	identifies and recommends to the board qualified individuals to serve as directors. The governance committee has the authority to engage, as needed, search firms and to approve fees and terms as appropriate.

•	recommends nominees to the shareholders, consistent with our by-laws, for election as directors.

•	recommends an appropriate on-boarding process for new directors and recommends appropriate opportunities for director continuing education.

•	periodically reviews with the Chairman, the meeting frequency, structure and membership of the board and board committees.

•	facilitates full board involvement in Chief Executive Officer and key executive succession by developing and managing the process.

•	considers and reports to the board on emerging and relevant issues and trends in corporate governance and makes recommendations as appropriate.

•	periodically reviews our governance guidelines and policies to ensure they meet our needs and are compliant with all material regulations.

During 2009, the governance committee held two meetings.

The governance committee selects nominees to the board whom it believes have experience, qualifications, attributes and skills that in light of our company structure can assist management in operating our business. The committee believes that members of the board should have experience sets and skills largely complementary to one another. In filling board openings, the committee has typically, but not always, engaged an independent search firm to assist in identifying candidates with the requisite skills required of a board member in general as well as any specific skills believed to be required of an individual given the company’s strategic plans for the foreseeable future. While we do not have a written policy for board membership, our board of directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. The governance committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for board membership. These considerations are discussed by the governance committee in connection with the general qualifications of each potential nominee. The committee’s policy is to not consider nominees recommended by shareholders. However, a shareholder may nominate persons to serve as directors at the annual meeting.

The committee, together with the board, is responsible for evaluating overall board performance. The board conducts an annual formal evaluation of its performance and goals attainment, typically at a meeting in December devoted to that purpose. The governance committee determines the process for this evaluation.

Audit Committee

The audit committee:

•	reviews the financial reporting process to ensure the integrity of the company’s financial statements, including, without limitation, review of the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

•	evaluates the independent auditor’s qualifications and independence.

•	evaluates the performance of the company’s internal audit function and independent auditors.

•	assesses the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment.

•	reviews the processes to monitor compliance with laws and regulations and our Statement of Principles.

The committee has separate regularly scheduled executive sessions with our independent auditors, senior management and our company’s General Auditor. During 2009, the audit committee held six meetings.

In accordance with NYSE requirements, our audit committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full board including the impact of risk on our financial position and the adequacy of our risk-related internal controls and disclosures. The audit committee receives reports from management at least quarterly regarding the company’s assessment of financial reporting risks. In addition, the audit committee reports regularly to the full board of directors, which also considers the company’s risk profile. The full board of directors focuses on the most significant risks facing the company (financial, control environment, operations or otherwise) and the company’s general risk management strategies with respect to these issues and endeavors to match these identified risks to the overall level of risk which the board deems appropriate from time to time. While the board oversees the company’s risk management strategies, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for appreciating and addressing the risks facing our company.

Our board has determined that each member of the audit committee is financially literate, as defined by the NYSE listing standards. This conclusion is based upon each of their backgrounds and experience. In addition, the board has determined that C. Mark Melliar-Smith, Chairman of the audit committee, has accounting or related financial management expertise, as defined by the NYSE listing standards. However, based upon the board’s conservative interpretation of Item 407(d) of Regulation S-K, the board has also determined that no member of the audit committee meets the literal definition of an “audit committee financial expert”. While there is no official guidance on the appropriate interpretation of Item 407(d), our board interprets it to be more restrictive than its counterpart definition in the NYSE listing standards. Viewing the definition contained in Item 407(d) in its narrowest sense and keeping in mind the ever changing nature and increasing complexity of public company accounting rules, the board believes that the requirements of this definition can be satisfied only by someone who (1) is a certified public accountant and (2) maintains a broad and deep everyday current working knowledge of, and contemporaneous experience in, the application of current accounting literature and practice to a business of the type and complexity of that of Technitrol. Therefore, while the board fully endorses the effectiveness of our audit committee, we conclude that its membership does not include an “audit committee financial expert” within our understanding of the most conservative view of the meaning of Item 407(d) of Regulation S-K. The board has determined that by satisfying the requirements of the NYSE listing standards with a member of the audit committee that has “financial management expertise”, and taking into account the background and experience of the other members of the audit committee, our audit committee has the financial expertise necessary to effectively fulfill the duties and the obligations of the audit committee. Moreover, our board does not believe that adding a person to our board solely for the purpose of having someone who meets the SEC definition of a “financial expert” would provide significant value to our shareholders. The board will continue to review this conclusion periodically.

Audit Committee Report

Management is responsible for producing our financial statements and for implementing and assessing our financial reporting process, including our system of internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of our financial statements and issuing reports and opinions on the financial statements. The audit committee’s responsibility is to assist the board of directors in its oversight of our financial statements.

The audit committee provided oversight on the progress and results of the testing of the internal control over financial reporting. The audit committee also reviewed with management and our independent registered public accounting firm the scope of the annual audit and audit plans, the results of internal and external audit examinations, the quality of our financial reporting and our process for legal and regulatory compliance.

In fulfilling the above responsibilities, the audit committee of the board of directors has:

1. reviewed and discussed the audited financial statements for the fiscal year ended December 25, 2009 with our management;

2. discussed with our independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as the same was in effect on the date of our financial statements;

3. received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, as the same were in effect on the date of our financial statements; and

4. discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to in the items above, the audit committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 25, 2009 be included in Technitrol’s Annual Report on Form 10-K for the fiscal year ended December 25, 2009.

Members of the Audit Committee

C. Mark Melliar-Smith, Chairman David H. Hofmann Edward M. Mazze

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophy, policies and practices with respect to our Chief Executive Officer (CEO) and Chief Financial Officer (CFO) and all of our executive officers named in the “Summary Compensation Table” below, who are collectively referred to as the named executive officers (NEOs).

The principal elements of our executive compensation program are base salary, cash incentives, long-term equity incentives in the form of restricted stock, retirement benefits, severance benefits, certain perquisites and other benefits that are generally available to all of our salaried employees. We place significant, though not exclusive, emphasis on “pay-for-performance” programs that we believe align the interests of our executives with those of our shareholders.

The compensation committee of our board of directors (which we refer to as the Committee for purposes of this CD&A) is comprised entirely of independent directors and is responsible for establishing and administering our executive compensation policies and practices.

Objectives of Our Executive Compensation Program

We intend to achieve the following objectives with our executive compensation program:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose performance is important to our continued growth, profitability and success;

•	align the interests of our NEOs and shareholders by motivating NEOs to accomplish objectives which the Committee believes will increase shareholder value;

•	provide a competitive compensation package which is heavily weighted towards pay-for-performance;

•	motivate NEOs to work collectively;

•	making our short term cash incentives entirely dependent on performance (executives receive nothing if approved financial goals are not entirely met) and self-funded; and

•	compensate our NEOs for managing our business to meet our long-term objectives.

Design of Our Executive Compensation Program

Our executive compensation program is designed to reward performance. Our short term cash incentive program is structured so that payouts are dependent entirely on the level of achievement against planned financial metrics (generally, net operating profit, economic profit and earnings per share) which are approved by our board of directors semi-annually. In addition to rewarding performance, our long-term equity incentives are also designed to encourage continued future service. Our mix of short-term and long-term compensation is designed to promote a balance between the short-term and long-term goals of the company. As one of its goals for 2010, the Committee intends to undertake a comprehensive review of all aspects of the executive compensation program and to make such changes as it determines to be necessary in order that the executive compensation program achieves its overall objectives.

Elements of Compensation

Our compensation program for NEOs consists of base salary, cash incentives which are earned/paid (if at all) semi-annually, long-term equity incentives in the form of restricted stock, retirement benefits, severance benefits and certain perquisites (as well as other benefits that are generally available to all of our salaried employees).

The Committee determines each element of compensation for each of the NEOs (other than the CEO whose compensation must be approved by our board of directors), after taking into consideration recommendations from our CEO. Our CEO regularly attends Committee meetings and plays a significant role in the determination of each element of incentive compensation for the NEOs.

We generally compare our executives’ base salary and incentive compensation bi-annually against data derived from purchased compensation studies, surveys and databases. In individualized cases, the Committee may look at survey data with respect to an element of compensation for an NEO position standing alone. This might relate to a promotion, an increase in duties or a perceived discrepancy between a current salary and a market rate. These comparisons are used as one factor in the determination of compensation. We believe data of this type is most useful in evaluating base salary as the data is usually extracted directly from proxy statements. However, we do not view such data as inherently reliable for cash incentive compensation given the infinite variety of incentive compensation plans in use and the paucity of data regarding reasons for incentive payouts. We expect that we will continue to purchase such studies, surveys and databases in the future on an as needed basis. The compensation data we have purchased in the past was compiled from similarly sized publicly traded companies in the electronics and electrical industries.

We view the components of our executive compensation as related but distinct. Although we review total compensation for each NEO, we do not believe that compensation derived from one component should negate, reduce or increase compensation from other components. Accordingly, we do not establish a target for “total compensation” or any single element of compensation for our NEOs. We determine the appropriate level annually for each component of compensation based on a number of factors, including the compensation studies, survey and database information that we periodically purchase, our own assessment of internal equity and consistency, executive retention considerations, external market factors, individual performance, levels of responsibility, expected future contributions from each executive, expected and actual company performance, the competitive environment for NEOs and “affordability”; that is, what can the company afford to pay. Our Committee does not utilize compensation bands or specific allocations to types or amounts of incentive compensation, including allocations between long-term and currently paid-out compensation, cash and non-cash compensation or among different forms of compensation. The key determinant to cash incentive compensation is the performance of the company and executives in the most recent semi-annual period for which cash incentive compensation is being determined.

The key determinants to equity incentive compensation are the overall number of shares which the company can afford to issue in any period, the past performance of the company and the NEOs and the degree to which we believe that we should incentivize NEOs to remain with the company over the next several years.

In addition to the foregoing, in reviewing the CEO’s compensation, the board of directors also reviews an annual tally sheet which sets forth (i) his cash compensation, equity compensation and total compensation for each of the three preceding fiscal years, (ii) other benefits received in the last two years, (iii) his annual benefit upon retirement, including the Supplemental Retirement Plan, 401(k) Plan and Supplemental Savings Plan, (iv) the current value of all shares of restricted stock awarded to him since the beginning of his employment, and (v) his total benefit or payout in the event of a termination without cause, resignation for good reason or a change in control.

Base Salary

We review base salaries for our CEO and the other NEOs annually in the April timeframe to determine if a change is appropriate. If approved, changes are effective in July. We also review base salaries upon a promotion or other change in job responsibility or circumstances. While we do not formally establish our base salaries based on external data, we periodically purchase compensation data (as described above) and utilize such information in our annual review of base salaries for our executives. We also review generally available data on base salary percentage increases projected for various industries based on inflation data and expected industrial sector performance. We strive to set base salaries at or near the market median of companies approximately our size in revenue and market category based on the compensation data we review. Variations of target levels often occur as dictated by the experience level of the individual, the geographic market for a particular position and numerous other factors. For 2009, we believe that the base salaries of our NEOs were generally at or near the targeted percentile. The benchmark used is base salary with respect to the United States national average for the electronic coils and transformers industry for companies ranging in revenue size from $500 million to $1.0 billion. Data reviewed in 2009 for setting base salary did not identify the names of the components companies included in the survey.

In reviewing the base salaries of Messrs. Papada, Moyer and Benjamin, the Committee evaluated the above referenced compensation data, the responsibilities and demands of each executive and the financial and economic realities that the company faced in 2009. The Committee decided not to increase the base salary of any NEO during 2009. Furlough and other cost-savings measures implemented at our subsidiary, Pulse Engineering, Inc., caused Mr. Benjamin’s base salary to decrease during 2009.

The base salaries paid to our named executive officers in 2009 are set forth below in the “Summary Compensation Table”. We believe that the base salary paid to each of our named executive officers during 2009 achieves our executive compensation objectives.

Semi-Annual Cash Incentives

Consistent with our emphasis on pay-for-performance, we established a Short-Term Incentive Plan (which we refer to as the STIP) in 1999, which has been thereafter modified from time to time. Our board of directors approves modifications to the STIP after consultation with management. The STIP is important to motivate and reward our executives for achieving operating results that help create value for our shareholders.

Under the STIP, certain senior executives as named from time to time by the Committee are eligible to receive cash awards semi-annually based upon the achievement by their respective business units’ (or in the case of our CEO and CFO, the company’s) financial targets as established by the board of directors. In 2009, each of the NEOs participated in the STIP. The financial targets may include any one or more of the following: economic profit, net operating profit and earnings per share. Economic profit reflects the after tax operating income of the business less the imputed cost of capital of that business. Earnings per share reflects our net after-tax profit on a per-share basis. Net operating profit represents earnings before interest, taxes and other non-operating, non-recurring items of the relevant business segment or the company as a whole. The cost of the STIP is added back to the financial target so that the financial target must be attained net of the cost of the STIP. This results in making the STIP payment, in effect, self-funding. That is, the financial goals must be met after deducting the cost of any STIP payment.

When establishing the financial targets under the STIP for the first half of our fiscal year, the board of directors uses the financial metrics contained in the business plan for the first six months of the year. When establishing the financial targets under the STIP for the second half of our fiscal year, the board uses the financial metrics contained in the updated business plan for the last six months of the year. The Committee has informally determined that the STIP should approximate 3-5% of our total net operating profit but only if the targeted net operating profit and other financial goals are met. If they are not, typically there is no STIP funding.

The Committee has the authority to make a cash award under the STIP even if the financial targets are not met in order to reward significant performance improvements on other operating achievements which may be outside the targeted metrics. Such awards are, however, rare and none was made in 2009.

The Committee approves the maximum aggregate amount available for award under the STIP. In determining the STIP amount, the Committee considers whether and to what extent the company and its subsidiaries met or exceeded the financial targets, the market conditions in which the company operated in the past two quarters, its subjective assessment of the quality of management performance, management’s response to unexpected opportunities and challenges, and what the company can reasonably afford to pay within the guideline that the total payment should not generally exceed 5% of net operating profit.

If the Committee determines that a STIP pool can be created as a result of the assessment and discussions noted above, the CEO makes a recommendation to the Committee on (i) the size of the STIP pool and amount of the pool to be allocated to each of the company’s business units and its corporate office and (ii) the amount of the cash award to be paid to each of the NEOs and other participants. Our CEO’s award is recommended by the Committee and approved by our board of directors. In making his recommendation to the Committee, the CEO may consider factors such as the executive’s achievement of individual objectives, the contribution made by each business unit and each executive in achieving the financial target, the importance of the executive to the company’s strategic initiatives in the last several years and the size of the award relative to the awards made to the other executives. The president of each business unit of the company determines STIP awards to participants who report to him from the pool of funds allocated to that business unit by the Committee, in consultation with the CEO. Such awards are based on the respective subsidiary’s targets and performance. These recommendations are reviewed with the Committee.

We have not adopted a formal or informal policy on whether we would attempt to recover cash incentives paid to executive officers to the extent our financial statements are subsequently restated or adjusted and such restatement or adjustment would result in the financial target not being met.

In December 2008 our Committee, in consultation with our senior management group, established targets for net operating profit of $23.8 million and earnings per share of $0.29 for the first half of 2009, based upon the 2009 business plan that our board of directors approved at its December 2008 meeting. In July 2009, the Committee determined that, for the first half of 2009, these goals were not met and a STIP pool was not funded.

In May 2009, our executives updated the 2009 business plan for the second half of the year, taking into account the company’s actual financial results for the first four months of the year and existing market conditions. The board, in consultation with management, established targets for net operating profit and earnings per share for the second half of 2009. These targets were $8.7 million and $0.10 respectively. In January 2009, the Committee determined that, for the second half of 2009, these goals were not met and a STIP pool was not funded.

In December 2009, Mr. Papada received a non-STIP cash award of $267,000. Of this amount, $200,000 was paid pursuant to an agreement made with Mr. Papada in 2008 as a result of the board requesting him to defer his planned retirement. The remaining $67,000 was attributable to a series of transactions pursuant to which the company owed Mr. Papada $67,000 in restricted stock and cash which he elected to receive in cash in 2009.

Long-Term Equity Incentives

General

The company has an Incentive Compensation Plan (ICP) to incentivize key employees to continue in the service of the company and to attract and retain key employees. The Committee administers the ICP and has authority to develop and implement forms of long-term (three years or more) incentive compensation for key employees. Pursuant to the ICP, we established the Technitrol, Inc. 2001 Stock Option Plan, the Restricted Stock Plan II of Technitrol, Inc. (RSP II) and the CEO Annual and Long-Term Equity Incentive Process, all of which are administered by the Committee.

During 2009, the Committee did not issue stock options to any NEOs in line with the Committee’s historical practice of issuing only restricted stock to senior management including the NEOs. This practice is changing in 2010 at least with respect to our new CEO who was issued stock options in 2010 as part of his compensation. Although the Committee is not required under our plans to issue restricted stock, stock options or other equity awards, we believe the issuance of such awards helps ensure our executives are motivated over the long-term to respond to the company’s business challenges and opportunities as owners and not just as employees. We also believe that it helps us to achieve our compensation program objectives, including aligning the interests of our executives with the interests of our shareholders.

The company has no formal requirements relating to executive stock ownership. From time to time, the Committee has considered requiring certain senior managers to hold a certain dollar value of the company’s common stock and considered the equity holdings of the senior managers, including the NEOs, at such time. Given that each senior manager has a significant equity holding and that most, including the CEO, have never sold a share of stock, the Committee has decided not to establish a formal minimum equity requirement at this time. The Committee plans to review the equity holdings of participants periodically.

Awards of Restricted Stock to Executives Other Than the CEO

Each year in April, the Committee, in consultation with our CEO, determines the number of shares of restricted stock that will be available for issuance to senior management, including the NEOs (other than awards to our CEO whose arrangements are described below) under the RSP II. In making its determination, the Committee considers the company’s projected profits based on the annual business plan approved by the board of directors, what is reasonable from our shareholders’ perspective (from both an earnings point of view since the cost of the shares represents a charge to earnings as well as from a dilution point of view) and the total cost of the cash awards (which are made to cover the recipient’s Federal tax liability resulting from the grant of restricted stock) to be made in connection with the restricted stock awards. The Committee may also consider establishing performance criteria for which shares may be granted as set forth in the RSP II plan. The Committee then allocates the total number of shares of restricted stock that will be available for grant to each of our business units and our corporate staff for that year. Approximately half way through the fiscal year, the Committee, in consultation with our CEO, reviews the company’s actual financial results for the first half of our fiscal year and the update to the annual business plan prepared by management and approved by the board to determine whether any changes should be made to the number of shares of restricted stock available for issuance to senior management.

Awards of restricted stock to NEOs (other than our CEO) under the RSP II are made by the Committee based on the recommendations of our CEO. In reaching its decisions, the Committee takes into account the recommendations of the CEO, evaluates whether and to what extent the executive has met his or her individual performance goals, the executive’s contributions and expected future contributions, considers awards of restricted stock made to the individual in prior years, discusses external market factors, reviews other compensation received by the executive that year and considers other factors it deems relevant.

In making its RSP II awards of 25,000 and 23,000 to Messrs. Benjamin and Moyer, respectively, in 2009, the Committee considered the size of the prior awards made to them, increases in responsibilities in 2009, the overall impact of the number of shares to their total compensation, and that neither had received a salary increase in 2009 or a STIP payment during the last three semi-annual periods.

The shares of restricted stock awarded to each of the NEOs in 2009 are set forth below in the “Grants of Plan-Based Awards Table”. All shares (other than those granted to our CEO) are subject to the three-year service vesting requirement under the RSP II (that is, the shares vest in full on the third anniversary of the grant) and do not have performance requirements. Vesting of restricted stock is accelerated in certain events of termination and in the event of a change in control of the company. See “Severance and Termination Benefits” and “Change in Control” below”.

Awards of Restricted Stock to the CEO

The CEO Annual and Long-Term Equity Process is a formal written process which governs awards of shares of restricted stock to our CEO. This process terminated upon the retirement of Mr. Papada. The CEO’s long-term equity incentive has two parts: (1) an annual equity incentive which is determined by the degree to which the CEO achieves annual, objectively determinable by the board, non-financial goals as agreed upon by the board and the CEO at the board’s January meeting each year and (2) a long-term equity incentive which is determined by the degree to which the board determines that the CEO has, through leadership and guidance, created long-term value for the various constituents of the company on rolling three-year periods. The process involves reviewing the company’s achievements over the prior three years against a number of criteria. These criteria are described below.

At the beginning of each year, the board of directors determines the maximum number of shares the CEO can earn pursuant to his annual equity incentive up to 15,000 shares and for his long term equity award up to 12,000 shares, for a maximum of 27,000 shares per year.

The CEO’s long-term equity award is based on the board’s judgment regarding how the company has progressed over rolling three-year periods relative to established performance criteria as described in our RSP II as amended from time to time.

In January of each year, the CEO and the board agree on non-financial goals for the year. In 2009, the CEO’s goals were in summary as follows: to do whatever was reasonably necessary to complete the CEO succession by April 2011; to stabilize the company’s balance sheet through means he thought appropriate; to refinance the company’s funded debt as he determined was necessary; and to bring expenses into line with revenues as the recession continued to deepen.

At the end of each year, the board determines to what degree (from 0 to 100%) the CEO achieved his annual goals and so earned his annual equity incentive for such fiscal year and to what extent he achieved his long term goals and so earned his annual long-term equity award. To the extent earned, the restricted stock is then issued at a random date chosen by the Board following the board’s determination (this is to prevent possible manipulation of share prices in the period between determination and issuance). Any shares of restricted stock earned by the CEO have a further one year vesting period from the date of grant.

The board reviewed Mr. Papada’s performance in September 2009 and concluded that all of his short term goals were met and agreed to award him 15,000 shares for the CEO short term equity award on December 31, 2009. The board reviewed the CEO long term equity award in December 2009 and concluded that no award should be made. Accordingly, Mr. Papada received 15,000 shares of restricted stock in 2009, all of which vested immediately given his announced retirement in April 2010.

Severance and Termination Benefits

Severance benefits contained in the employment agreements with Messrs. Papada, Moyer and Benjamin are described below under “Executive Employment Arrangements”. We may also enter into similar agreements or provide similar benefits to other executives. Severance benefits provided to executives may include a lump sum payment, continuation of salary, health insurance and other benefits for a specified period of time, as well as accelerated vesting of restricted stock.

Our Restricted Stock Plan II (RSP II) provides for accelerated vesting of restricted stock awards upon certain events of termination of employment as follows. If an employee dies or becomes totally disabled (as defined in the RSP II) or retires on or after his normal retirement date (as defined in the company’s Retirement Plan) prior to the expiration of the three year vesting requirement, then the three year vesting requirement ends upon the date that death occurs or complete disability is deemed to have occurred, or the date that normal retirement is effective. In addition, in such circumstances, the company will pay the individual the cash award to cover the Federal income tax liability with respect to such shares as set forth in the RSP II. If an employee elects to retire before his normal retirement date but after his early retirement date (as defined in the company’s Retirement Plan) or has employment terminated by the company other than for cause (as defined in the RSP II) prior to the expiration of the three year vesting requirement, then the employee shall be entitled to pro-rata vesting, as to both the award of shares and the cash award to cover the Federal income tax liability with respect to such shares. If the employee resigns or is terminated for cause prior to the vesting date, any unvested shares revert back to the company and the employee has no further rights or interest in such shares. In the case of termination of employment other than for cause or an employee’s resignation, the Committee has the right with respect to the termination of the restriction period to adjust the effective award upward (but not in excess of the original award of the shares) or downward in its sole discretion, taking into account such factors as it determines to be relevant. See “Potential Payments Upon Termination or Change in Control — Definitions of Change in Control and Other Terms” for a definition of “cause” and other terms under the RSP II.

Under the company’s Supplemental Savings Plan which is described below, distributions from a participant’s account begin in the month following termination of employment or death of the participant; however, if the participant is terminated for cause (as defined under the Supplemental Savings Plan), the participant forfeits all contributions made by the company. Distributions, at the election of the participant, can be made as a lump sum or under a systematic withdrawal (installment) plan not to exceed ten years.

Retirement Plans

Qualified Retirement Plan

We maintain a qualified defined benefit pension plan, the Technitrol, Inc. Retirement Plan (which we refer to as the Retirement Plan), for employees who are not covered by a subsidiary’s defined contribution plan. Messrs. Papada and Moyer participated in the Retirement Plan during 2009. Mr. Benjamin did not because he is covered by the Pulse Engineering, Inc. 401(k) Plan. We make contributions to the Retirement Plan based upon actuarial calculations and the salary of each participant. Pension benefits depend on the employee’s final average salary and years of credited service. The final average salary is the highest average base salary over three consecutive years during the 10-year period prior to termination of employment or the date of retirement.

Upon attainment of a participant’s normal retirement date, such participant is entitled to receive annually upon retirement a single life annuity (payable in equal monthly installments) as follows:

(a) For a participant with 30 or more years of credited service —

(i) 27.5% of the participant’s final average compensation plus 18.75% of the participant’s final average compensation in excess of “covered compensation”; or if greater

(ii) $2,400.

(b) For a participant with less than 30 years of credited service, the annual amount of retirement benefit determined in (a) above is multiplied by a fraction, the numerator of which is equal to his years of credited service and the denominator of which is 30.

As an alternative to receiving benefits in the form of a single life annuity, the participant may elect in writing to receive benefits in one of the following optional forms:

(a) Life annuity in level monthly payments, with either 60, 120 or 180 months certain. Such payments are made to the participant for life and continue to a beneficiary of the participant for any period after the participant’s death and before expiration of the months certain.

(b) Joint and survivor annuity continuing for life in level monthly payments to the participant and thereafter for life in level monthly payments to a designated beneficiary, if surviving, at either 50%, 75% (for plan years beginning on or after January 1, 2008) or 100% (as stated in the election) of the payments to the participant.

(c) If the present value of a participant’s benefits, determined as a lump sum, does not exceed $7,000, he may elect to receive his benefits in a lump sum payment.

After attainment of his “early retirement date”, a participant may elect early retirement in which event he shall be entitled to either of the following:

(a) Commencing at his normal retirement date, a single life annuity determined in accordance with the above formula for normal retirement, based on years of credited service, or

(b) Commencing at any time between the participant’s early retirement date and his normal retirement date, a single life annuity determined in accordance with section (a) reduced by 1/15 for each of the first 5 years and 1/30 for each of the next 5 years by which the payments commence prior to normal retirement date.

“Early retirement date” of a participant means the first day of the calendar month coincident with or next following the date such participant (i) attains age 55 and (ii) completes 5 years of vesting service; however, vesting service is not determined until the last day of the plan year in which such participant completes 5 years of vesting service.

“Normal retirement date” of a participant means the later of age 65 or the fifth anniversary of the date such participant commenced participation in the Retirement Plan.

Nonqualified Supplemental Retirement Plan

We also maintain the nonqualified Technitrol, Inc. Supplemental Retirement Plan (which we refer to as the Supplemental Retirement Plan) which supplements the benefits of only those employees who participate in both our Retirement Plan and our Short-Term Incentive Plan. Our board of directors may designate other employees as participants but it has never done so. All of the NEOs except Mr. Benjamin participate in the Supplemental Retirement Plan.

On December 24, 2008, Technitrol amended the Supplemental Retirement Plan primarily to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder. The plan was amended and restated effective as of December 31, 2004 with respect to amounts accrued and vested under the Plan as of December 31, 2004 (the “Pre-409A Plan”). With respect to amounts accrued and vested under the plan after December 31, 2004, the plan was amended and restated effective as of January 1, 2009

(the “409A Plan”). On July 9, 2009, Technitrol’s Board of Directors terminated the 409A Plan as the sale of the company’s MedTech subsidiaries in June 2009 was determined to be a change in control as defined under Section 409A. No further benefits accrued under the plan after such date. In connection with the termination, which was effective as of June 26, 2009, participants consisting of Messrs. Papada and Moyer and eight other present and former employees received lump sum payments of the benefits due them in accordance with the terms of the plan. Payments were made from the trust established under the Technitrol, Inc. Grantor Trust Agreement dated July 5, 2006. The termination of the 409A Plan had no effect on the trust or the Pre-409A Plan and benefits under the Pre-409A Plan are funded by the trust. The trust is irrevocable and subject to the claims of creditors in the event of Technitrol’s insolvency. Payment of benefits under the Pre-409A Plan is subject to the Agreement for Settlement of Benefits under Pre-409A SERP. This agreement was entered into as of September 24, 2009 with Messrs. Papada, Moyer and other employees who actively participated in the Pre-409A Plan. The agreement clarifies certain interpretations of the Pre-409A Plan with respect to its change of control provisions and their effect on participants in the Pre-409A Plan. The Agreement also addresses the timing of Mr. Papada’s retirement after a successor is identified and consolidates various contractual commitments the company made to Mr. Papada with respect to his employment and retirement.

Benefits under the Pre-409A Plan depend upon the employee’s final average compensation and years of credited service. The final average compensation is the average of the employee’s base salary and cash bonus (not in excess of 75% of base salary in the calendar year in which it is paid) during the highest 3 consecutive calendar years out of the last 10 calendar years prior to termination of employment or retirement

Under the Pre-409A Plan, a participant who retires on or after the “normal retirement age” with 20 or more years of service is entitled to receive annually a single life annuity (payable in equal monthly installments) equal to the difference between (i) and (ii) below:

(i) 45% of final average compensation

(ii) the amount of the participant’s accrued benefits (in the form of a straight life annuity) under the Technitrol, Inc. Retirement Plan as of the date of retirement.

For a participant with less than 20 years of service, the annual amount of retirement benefit determined in (i) above is multiplied by a fraction, the numerator of which is equal to his years of service and the denominator of which is 20.

Under the Pre-409A Plan, “normal retirement age” means the later of the attainment of age 65 or the fifth anniversary of participation in the Technitrol, Inc. Retirement Plan.

A participant who retires on or after his “early retirement date” and prior to the normal retirement age is entitled to receive the following:

(a) If a participant has 20 or more years of service at termination, a single life annuity determined in accordance with the formula used for normal retirement above, based on years of service at termination. The benefit determined under the formula in subsection (i) is reduced by 5% per year (prorated based on months) by which payments commence prior to the attainment of age 62 and the offset benefit determined under the formula in subsection (ii) is reduced according to the early retirement reduction provisions under the Technitrol, Inc. Retirement Plan. If payments commence on or after the attainment of age 62, the benefit under the formula in subsection (i) is unreduced.

(b) If a Participant has less than 20 years of service at termination, a single life annuity determined in accordance with the normal retirement benefit above for a participant with less than 20 years of service, based on years of service at termination and reduced by 1/15 for each of the first five (5) years and 1/30 for each of the next five (5) years (prorated based on months) by which payments commence prior to normal retirement age.

Under the Pre-409A Plan, “early retirement date” of a participant means the first day of the calendar month coincident with or the next month following the date such a participant attains age 55 and completes five (5) years of vesting service.

As an alternative to receiving benefits under the Pre-409A Plan in the form of a single life annuity, a participant may elect to receive benefits in one of the following optional forms:

(a) a life annuity in level monthly payments, with either 60, 120 or 180 months certain. Such payments shall be made to the participant for life and shall continue to be paid to the designated beneficiary of the participant for the period after the participant’s death and before expiration of the months certain.

(b) a joint and survivor annuity continuing for life, in level monthly payments to the participant and thereafter for life in level monthly payments to his designated beneficiary, at either 50% or 100% (as stated in the election) of the payments to the participant.

In the event of a change in control, the Supplemental Retirement Plan provides for accelerated vesting of benefits and a lump sum payment, as further discussed below under “Change in Control”. For a definition of change in control under the Supplemental Retirement Plan, see “Potential Payments Upon Termination or Change in Control — Definition of Change in Control and Other Terms” below.

401(k) Plans

Employees of the company may participate in the Technitrol, Inc. 401(k) Retirement Savings Plan and employees of the company’s subsidiary, Pulse Engineering, Inc., may participate in the Pulse Engineering, Inc. 401(k) Plan. Messrs. Papada and Moyer participated in the Technitrol 401(k) Plan during 2009. The Technitrol 401(k) Plan permits employees of Technitrol (other than leased employees, employees covered by a collective bargaining agreement unless the agreement provides the bargaining unit members are eligible to participate and temporary employees) to set aside a portion of their income. The plan provides a discretionary match. Historically, the match established by the company was equal to 100% of the first 4% of eligible compensation set aside by an employee up to the statutory maximum. During most of 2009, the company match under the Technitrol 401(k) Plan was suspended. Mr. Benjamin participated in the Pulse 401(k) Plan during 2009. The Pulse 401(k) Plan permits employees of Pulse (other than leased employees, union employees who have retirement benefits pursuant to a collective bargaining agreement and temporary employees) to set aside a portion of their income. This plan also provides a discretionary match. Historically, the match under this plan was established by the company to be equal to 100% of the first 6% of eligible compensation set aside by an employee up to the statutory maximum. During most of 2009, the company match under the Pulse 401(k) plan was suspended. The participation of the NEOs is on the same terms as other participants in the 401(k) plans. The company has announced that its match will be restored on a gradual basis beginning with the second quarter of 2010 and the restoration will be complete by the first quarter of 2011.

Supplemental Savings Plan

The company maintains the Technitrol, Inc. Supplemental Savings Plan for U.S. employees, including the NEOs, earning a base salary in excess of the maximum salary covered by our qualified 401(k) plans. This maximum is set annually by the IRS. Under the Supplemental Savings Plan, Technitrol annually makes matching contributions on behalf of such persons who made the maximum permitted elective deferrals to our tax-qualified 401(k) plans for the year equal to the excess of (a) the matching contributions that they would have received under our tax-qualified 401(k) plans for the year if the Internal Revenue Code limits on compensation and elective deferrals were not applicable and if they had made elective deferrals of 4% of their compensation (or 6% of compensation if they participated in the Pulse Engineering, Inc. 401(k) Plan) over (b) the amount of the matching contributions actually made for them for the year under our tax-qualified 401(k) plans. Participants are 100% vested immediately in the company’s contributions. In addition, participants in the Supplemental Savings Plan have the right to defer up to 20% of their compensation (as defined under the Plan) per calendar year, however, any deferred contribution in excess of 4% (or 6% for Pulse) of the participant’s compensation for the applicable period are not considered for company matching contributions. Participants may elect to invest their accounts in a number of third party mutual funds offered by the Plan’s administrator. Participants may not make withdrawals from their account during their employment, except that a participant may apply to the administrator of the Plan to withdraw some or all of his account if such withdrawal is made on account of an unforeseeable emergency in accordance with Section 409A of the Internal Revenue Code.

The Supplemental Savings Plan generally provides that the company may make employer contributions to the accounts of participants in any amount, as determined by the company in its sole discretion from time to time, which amount may be zero. The company is not required to treat all participants in the same manner in determining such contributions. Because the company match under the tax-qualified 401(k) plans was suspended during 2009, the company decided not to make contributions to any participant’s Supplemental Savings Plan account for 2009. Messrs. Papada, Moyer and Benjamin did however receive contributions to their accounts in 2009 related to 2008 compensation.

Change in Control

In the event of a change in control, our Restricted Stock Plan II (RSP II), Pre-409A Plan and Supplemental Savings Plan provide for certain benefits to participants. For the definition of “change in control” under such plans, see “Potential Payments Upon Termination or Change in Control — Definitions of Change in Control and Other Terms” below.

Our RSP II provides that in the event there is a change in control (as defined under the RSP II), the restriction period for any shares granted under the plan terminates and all shares vest 100% in the employees and are distributed to them accompanied by the applicable cash awards to cover Federal income tax liability.

Our Pre-409A Plan provides that in the event of a change in control of the company (as defined under the Pre-409A Plan), participants will be paid benefits under the plan equal to the excess of (i) the benefits that would have accrued under the plan had their years of credited service included an additional five years (in the case of Mr. Papada, an additional 15 years of service, pursuant to an agreement between him and the company dated April 16, 1999, as amended), as of the date of the change in control over (ii) the vested benefits that have accrued under the plan as of the date of change in control. Each participant shall also be (i) treated as fully vested in such participant’s right to receive benefits under this plan, (ii) entitled to receive a lump sum payment of the present value of the benefits that such participant has accrued under the Plan, and (iii) entitled to receive an additional cash payment of an amount that is sufficient to reimburse the participant for any Federal, state or local taxes (including, but not limited to, excise tax penalties) as a result of the payment of such lump sum and as a result of the additional gross up payment, regardless of whether such payments, or any portion of them, are considered “excess parachute payments” under Section 280G of the Internal Revenue Code. As explained above, amounts accrued and vested under the plan after December 31, 2004 (attributable to the 409A Plan) were paid to Messrs. Papada and Moyer and other participants in a lump sum in connection with a change in control and partial termination of the plan on July 9, 2009.

Under the company’s Supplemental Savings Plan, upon a change in control (as defined in the Supplemental Savings Plan), all participants have a nonforfeitable right to receive the entire amount of their account balances under the plan and all such amounts must be paid as soon as administratively practicable.

Perquisites and Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life insurance and disability insurance, defined benefit pension plan (for employees who are not covered by a subsidiary’s defined contribution plan) and our 401(k) plans, in each case on the same basis as our other employees. In addition, certain executives, including certain of the NEOs receive additional benefits, including additional life insurance, company cars, fitness club memberships (which are also provided to all Technitrol corporate and Pulse corporate employees) and in the case of Messrs. Papada and Moyer club membership dues to The Union League of Philadelphia where we hold our annual shareholder’s meeting, provide lodging for our directors for meetings and hold various other corporate functions using that membership. As described above under the heading “Retirement Plans” certain of our executives also are eligible to participate in our Pre-409A Plan and Supplemental Savings Plan.

We do not own or lease a company airplane or employ company drivers and do not own or utilize company sponsored apartments or other living accommodations. Our NEOs are required to fly in commercial aircraft and to stay in hotels where we have negotiated favorable rates. These are the same accommodations used by other traveling company employees.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of compensation in excess of $1 million paid to certain executive officers, including the NEOs, unless certain specific and detailed criteria are satisfied. We believe that it is often desirable and in our best interests to deduct compensation payable to our executive officers. In this regard we consider the anticipated tax treatment to our company and our executive officers in the review and establishment of compensation programs and payments. While no assurance can be given that compensation will be fully deductible under Section 162(m), we will continue to manage our executive compensation program to preserve the related Federal income tax deductions. Individual exceptions may however occur in order to ensure competitive levels of compensation for our executive officers.

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004, and regulations issued thereunder extensively changed the tax rules applicable to nonqualified deferred compensation arrangements. The company believes it is operating in good faith compliance with these statutory and regulatory provisions, which were effective January 1, 2005, as they may pertain to the company’s Pre-409A Plan, Supplemental Savings Plan for U.S. executives, and other nonqualified deferred compensation arrangements. The company expects to manage its nonqualified deferred compensation arrangements in accordance with these statutory and regulatory provisions; however, no assurance can be given that the company’s compensation arrangements will remain compliant to the extent these provisions are amended in the future and to the extent individual exceptions may be warranted in order to ensure competitive levels of compensation for our executive officers.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

John E. Burrows, Jr., Chairman
David H. Hofmann

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers (NEOs) for the fiscal year ended December 25, 2009. The employment agreements with have with our NEOs are discussed in further detail under the heading “Executive Employment Arrangements”. Our NEOs participate in the company’s compensation plans which are generally described above under the heading “Compensation Discussion and Analysis”.

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
Name and Principal			Awards	Compensation	Earnings	Compensation
Position	Year	Salary	(1)	(2)	(3)	(4)	Total

James M. Papada, III,	2009	$707,200	$65,700	$0	$0	$2,504,506	$3,277,406
Chief Executive	2008	719,649	65,326	200,000	1,044,672	84,048	2,113,695
Officer and President	2007	662,972	617,000	645,000	254,926	441,359	2,621,257

Drew A. Moyer,	2009	$339,900	$130,730	$0	$94,490	$1,996,541	$2,561,661
Senior Vice President and	2008	347,604	142,080	0	88,832	99,384	730,826
Chief Financial Officer	2007	305,770	162,600	230,000	102,592	116,081	848,239

Alan H. Benjamin,	2009	$325,951	$146,650	$0	N/A	$104,458	$577,059
Vice Senior President	2008	352,378	213,120	0	N/A	131,658	694,441

(1)	These amounts reflect the fair market value (closing price of our shares of common stock on the New York Stock Exchange on the date of grant) of the shares of common stock granted to our NEOs. With respect to Mr. Papada, the 2009 amount reflects the value of 15,000 shares granted on December 31, 2009 when our stock closed at $4.38 per share, the 2008 amount reflects the value of 17,800 shares granted on January 2, 2009 when our stock closed at $3.67 per share, and the 2007 amount reflects the value of 25,000 shares granted on January 10, 2008 when our stock closed at $24.68 per share. With respect to Mr. Moyer, the 2009 amount reflects the value of 8,000 shares granted on October 28, 2009 when our stock closed at $7.96 per share plus the value of 15,000 shares granted on May 5, 2009 when our stock closed at $4.47 per share, the 2008 amount reflects the value of 6,000 shares granted on April 23, 2008 when our stock closed at $23.68 per share, and the 2007 amount reflects the value of 6,000 shares granted on April 25, 2007 when our stock closed at $27.10 per share. With respect to Mr. Benjamin, the 2009 amount reflects the value of 10,000 shares granted on October 28, 2009 when our stock closed at $7.96 per share plus the value of 15,000 shares granted on May 5, 2009 when our stock closed at $4.47 per share, and the 2008 amount reflects the value of 9,000 shares granted on April 23, 2008 when our stock closed at $23.68 per share.

(2)	These amounts reflect the cash incentive awards to the named individuals under our Short Term Incentive Plan (STIP) for the respective year but in some instances may not include STIP awards paid during such year for the prior year.

(3)	These amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under our qualified Retirement Plan and our non-qualified Supplemental Retirement Plan. With respect to Mr. Papada, there was no increase for 2009 and in fact the value decreased by $302,445. The assumptions used to calculate the actuarial present values were the same as those used to measure the liabilities for the financial disclosures for the retirement plans as of each year-end, with the exception of the pre-retirement decrements and assumed retirement age. Pre-retirement decrements were not used for the purpose of these calculations. The discount rate used for the calculations was 5.75% as of 12/31/2006, 5.80% as of 12/31/2007, 6.20% as of 12/31/2008 and 6.0% as of 12/31/2009 (except for Mr. Papada’s Pre-409A Plan benefit for which the rate used was 4.25% and Mr. Moyer’s pre-409A SERP benefit for which the rate used was 3.20% as of 12/31/2009). The mortality table used was the RP 2000 table projected to 2006 as of 12/31/06 and to 2012 as of 12/31/07 and 12/31/2008, with blended rates for white/blue collar and active/retired participants, sex distinct (except for Mr. Papada’s pre-409A SERP benefits for which the mortality table used was the RP 2000 annuitant, generational mortality for males and for Mr. Moyer’s pre-409A SERP benefits for which the mortality table used was the RP 2000 employee mortality for males without collar adjustment). Calculations were completed at the participant’s earliest unreduced retirement age based on the participant’s eligibility as of 12/31/2006, 12/31/2007,

12/31/2008 and 12/31/2009 respectively, which is age 62 for Mr. Papada’s benefit under our Pre-409A Plan and age 65 for all other calculations. No named executive officer received preferential or above-market earnings on deferred compensation.

(4)	With respect to Mr. Papada, the 2009 amount consists of (i) a matching contribution of $1,088 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $1,457 life insurance premium, (iii) a cash award of $81,719 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2009, (iv) a payment of $2,123,656 from the Technitrol, Inc. Grantor Trust due to a change in control as defined under the 409A Plan, (v) a contribution of $19,586 pursuant to the Supplemental Savings Plan, (vi) a non-STIP cash award of $267,000 as described above under the heading “Compensation Discussion and Analysis” and (vii) various miscellaneous perquisites of approximately $10,000. The 2008 amount consists of (i) a matching contribution of $9,200 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $988 life insurance premium, (iii) a cash award of $46,342 to cover Federal income tax liability with respect to 17,800 shares of restricted stock granted in January 2009 with respect to 2008 performance, (iv) a matching contribution of $17,518 pursuant to the Supplemental Savings Plan and (v) various miscellaneous perquisites of approximately $10,000. The 2007 amount consists of (i) a matching contribution of $9,000 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $450 life insurance premium, (iii) a cash award of $405,651 to cover Federal income tax liability with respect to 25,000 shares of restricted stock granted in January 2008 with respect to 2007 performance, (iv) a matching contribution of $16,258 pursuant to the Supplemental Savings Plan and (v) various miscellaneous perquisites of approximately $10,000.

With respect to Mr. Moyer, the 2009 amount consists of (i) a matching contribution of $523 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $293 life insurance premium, (iii) a cash award of $72,073 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2009, (iv) a payment of $1,908,948 from the Technitrol, Inc. Grantor Trust due to a change in control as defined under the 409A Plan, (v) a contribution of $4,707 pursuant to the Supplemental Savings Plan and (vi) various miscellaneous perquisites of approximately $15,000. The 2008 amount consists of (i) a matching contribution of $9,200 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $450 life insurance premium, (iii) a cash award of $76,504 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2008, (iv) a matching contribution of $3,230 pursuant to the Supplemental Savings Plan and (v) various miscellaneous perquisites of approximately $10,000. The 2007 amount consists of (i) a matching contribution of $9,000 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $450 life insurance premium, (iii) a cash award of $87,554 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2007, (iv) a matching contribution of $2,234 pursuant to the Supplemental Savings Plan and (v) various miscellaneous perquisites of $16,843. The perquisites for 2009, 2008 and 2007 include a health club membership (the same as given to all other Technitrol corporate employees), company-provided automobile and membership dues to The Union League of Philadelphia.

With respect to Mr. Benjamin, the 2009 amount consists of (i) a matching contribution of $727 pursuant to Pulse Engineering, Inc. 401(k) Plan, (ii) a cash award of $96,400 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2009 and (iii) a contribution of $7,331 pursuant to the Supplemental Savings Plan. The 2008 amount consists of (i) a matching contribution of $13,800 pursuant to Pulse Engineering, Inc. 401(k) Plan, (ii) a cash award of $114,756 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2008 and (iii) a matching contribution of $3,102 pursuant to the Supplemental Savings Plan.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes the grants of plan-based awards to each of the NEOs for the fiscal year ended December 25, 2009. The compensation plans under which the grants were made are generally described above under the heading “Compensation Discussion and Analysis”.

		All Other Stock Awards:		Grant Date Fair
		Number of Shares		Value of Stock
	Grant	of Stock or Units		Awards
Name	Date	(#)		($)

James M. Papada, III	12/31/2009	15,000	(1)	$65,700	(3)
Drew A. Moyer	10/28/2009	8,000	(2)	$63,680	(3)
	5/5/2009	15,000	(2)	67,050	(3)
Alan H. Benjamin	10/28/2009	10,000	(2)	$79,600	(3)
	5/5/2009	15,000	(2)	67,050	(3)

(1)	For 2009, pursuant to the CEO Annual and Long-Term Equity Incentive Process, Mr. Papada was eligible to receive (i) an annual equity incentive of up to 15,000 shares to the extent the board determined he achieved the goals as agreed to by our board and Mr. Papada in the beginning of 2009 and (ii) a long-term equity award up to a maximum of 12,000 shares to the extent the board determined that he achieved certain goals and created long-term value for the company for the three year period ending December 25, 2009. The board of directors reviewed Mr. Papada’s annual performance in September 2009 and concluded that all his annual goals were then met and agreed to award him 15,000 shares for the CEO annual equity incentive. These shares were issued on December 31, 2009 and were vested immediately given his retirement in April 2010. The board reviewed Mr. Papada’s long-term performance in December 2009 and determined that no award should be made. Not included in this table are 17,800 shares that were granted to Mr. Papada on January 2, 2009, with respect to achievement of his 2008 annual and long-term goals. These shares vested on January 2, 2010.

(2)	These shares were awarded pursuant to our Restricted Stock Plan II. The shares will vest upon expiration of the third anniversary of the award provided the officer is an employee on such date.

(3)	The stock values were calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of the grant by the number of shares awarded. Dividends are paid on restricted stock to the extent dividends are declared on shares of our common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below summarizes the outstanding equity awards of each of the NEOs for the fiscal year ended December 25, 2009.

Stock Awards
Market
	Number of		Value of
	Shares or		Shares or
	Units of		Units of
	Stock That		Stock That
	Have Not		Have Not
	Vested		Vested
Name	(#)		($)

James M. Papada, III	17,800	(1)	$76,006	(4)
Drew A. Moyer	35,000	(2)	$149,450	(4)
Alan H. Benjamin	40,000	(3)	$170,800	(4)

(1)	Mr. Papada had 17,800 shares of restricted stock that were unvested as of December 25, 2009. These shares were awarded to Mr. Papada on January 2, 2009 with respect to achievement of his 2008 annual and long-term goals and vested on January 2, 2010.

(2)	Of Mr. Moyer’s 35,000 shares that were unvested as of December 25, 2009, 6,000 shares will vest on April 25, 2010, 6,000 shares will vest on April 23, 2011, 15,000 shares will vest on May 5, 2012 and 8,000 shares will vest on October 28, 2012.

(3)	Of Mr. Benjamin’s 40,000 shares that were unvested as of December 25, 2009, 6,000 shares will vest on April 25, 2010, 9,000 shares will vest on April 23, 2011, 15,000 shares will vest on May 5, 2012 and 10,000 shares will vest on October 28, 2012.

(4)	The market values were computed by multiplying the number of unvested shares by $4.27 which was the per share closing price of our common stock on the New York Stock Exchange on December 24, 2009 (the last trading day of our fiscal year).

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding amounts realized on restricted stock awards that vested during 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting		on Vesting
Name	(#)	($)	(#)		($)

James M. Papada, III	—	—	25,000	(1)	$79,250	(4)
	—	—	15,000	(2)	$65,700	(4)
Drew A. Moyer	—	—	4,500	(3)	$32,040	(4)
Alan H. Benjamin	—	—	4,000	(3)	$28,480	(4)

(1)	These shares vested to Mr. Papada on January 10, 2009.

(2)	These shares vested to Mr. Papada on December 31, 2009.

(3)	These shares vested to Messrs. Moyer and Benjamin on July 28, 2009.

(4)	These values were computed by multiplying the number of shares by the per share closing price of our common stock on the New York Stock Exchange on the vesting date.

PENSION BENEFITS TABLE

The following table sets forth the present accumulated value of benefits that NEOs are entitled to receive under the Retirement Plan and Supplemental Retirement Plan and their years of credited service under each plan. The terms of the Retirement Plan and Supplemental Retirement Plan are generally described above under the heading “Compensation Discussion and Analysis”.

				Present Value
		Number of Years		of Accumulated		Payments
		Credited Service		Benefit		During Last
Name	Plan Name	(#)		($)		Fiscal Year

James M. Papada, III(1)	Retirement Plan	10.6		287,937	(4)	—
	Pre-409A Plan	25.6	(3)	4,470,830	(4)	—
Drew A. Moyer	Retirement Plan	20		200,455	(4)	—
	Pre-409A Plan	20		500,567	(4)	—
Alan H. Benjamin(2)	Retirement Plan	—		—		—
	Pre-409A Plan	—		—		—

(1)	Mr. Papada is eligible for early retirement under the company’s Retirement Plan and the Supplemental Retirement Plan and has elected to retire effective April 1, 2010.

(2)	Because he is an employee of Pulse Engineering, Inc., Mr. Benjamin does not participate in the retirement plans.

(3)	Pursuant to an agreement made with him in 1999, Mr. Papada is entitled to 15 years of credited service under the Pre-409A Plan in addition to his actual years of service with Technitrol. The present value attributable to this additional 15 years of credited service is $4,669,740. We have no formal policy with regard to granting extra years of credited service.

(4)	The assumptions used to calculate these values are discussed in the “Summary Compensation Table”.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding the nonqualified deferred compensation of our NEOs in 2009. The terms of the company’s nonqualified deferred compensation plan, the Technitrol, Inc. Supplemental Savings Plan, are generally described above under the heading “Compensation Discussion and Analysis”.

	Executive	Company			Aggregate
	Contributions	Contributions		Aggregate	Balance at
	in Last	In Last	Aggregate Earnings	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	in Last Fiscal Year	Distributions	Year-End
Name	($)	($)(1)	($)(2)	($)	($)

James M. Papada, III	—	$19,586	$23,009	—	$134,896
Drew A. Moyer	—	$4,707	$3,590	—	$12,828
Alan H. Benjamin	—	$7,331	$4,948	—	$14,714

(1)	These amounts reflect contributions made by the company in January 2009 related to 2008 compensation. Company contributions are reported in the “Summary Compensation Table” as “other compensation”.

(2)	Earnings are determined by investment options selected by the NEO.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect potential payments to each of our NEOs under various scenarios if such executive officer’s employment had been terminated or a change in control of the company had occurred on December 25, 2009 (i.e., the last day of our most recently completed fiscal year). The amounts reflected are estimates. Actual amounts payable to an executive under each scenario can only be determined at the time the applicable event occurs. The amounts reflected do not include payments or benefits to the extent they are provided generally to salaried employees upon termination of employment, death or disability, including the following:

•	Accrued pay and vacation time;

•	Regular pension benefits under the Technitrol, Inc. Retirement Plan;

•	Distributions of plan balances under the Technitrol, Inc. 401(k) Retirement Savings Plan and Pulse Engineering, Inc. 401(k) Plan; and

•	Disability payments under the company’s long-term disability insurance policy when an employee’s employment is terminated due to complete disability (payments equal 60% of base salary up to a maximum of $8,000 per month, subject to reductions from certain sources of income, until the disability ends or the executive reaches age 65, unless the disability occurs after age 61 in which event the maximum period of payment is extended beyond age 65 according to a schedule set forth in the plan).

James M. Papada, III

The following table shows the estimated payments that could have been made to Mr. Papada (who retired as CEO on March 22, 2010 and as Chairman on April 2, 2010) had his employment been terminated or a change in control of the company occurred on December 25, 2009. For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under Mr. Papada’s employment agreement and our Supplemental Savings Plan, RSP II and Pre-409A Plan (for these definitions, see below under the heading “Definition of Change in Control and Other Terms”). For a description of Mr. Papada’s employment arrangements and the Agreement for Settlement of Benefits under Pre-409A SERP (“Pre-409A Settlement Agreement), see below under the heading “Executive Employment Agreements”. All payments which would have been made to Mr. Papada upon termination of his employment are conditioned on his execution of a general release pursuant to which Mr. Papada must release the company from any and all claims relating to his employment or otherwise, except for certain obligations of the company that continue after his termination.

			Termination by
			the Company
			w/o Cause or		Termination by
	Resignation/		by Mr. Papada		the Company		Complete				Change in
Benefit	Retirement		For Good Reason		for Cause		Disability		Death		Control

RSP II	$76,004	(1)	$191,296	(4)	0		$76,004	(9)	$76,004	(9)	$191,296	(12)
STIP	0		$1,414,400	(5)	0		0		0		$1,414,400	(5)
Base Salary	0		$1,414,400	(6)	0		0		0		$1,414,400	(6)
Supplemental Savings	$134,894	(2)	$134,894	(2)	0		$134,894	(2)	$134,894	(2)	$134,894	(2)
Retirement Plans		(3)		(3)		(3)		(3)		(10)	$4,721,755	(13)
Insurance Premiums	0		$25,000	(7)	0		0		0		0
Life Insurance	0		0		0		0		$200,000	(11)	0
Tax Gross Up	0		$81,719	(8)	0		0		0		$5,810,771	(14)

(1)	This amount reflects the value of 17,800 shares of restricted stock that pursuant to the Pre-409A Settlement Agreement would have vested to Mr. Papada on an accelerated basis had he retired on December 25, 2009. These shares actually vested to Mr. Papada on January 2, 2010.

(2)	This amount reflects Mr. Papada’s balance in the Supplemental Savings Plan at December 25, 2009. Mr. Papada is entitled to the balance under this plan upon retirement or termination of employment other than for cause. If terminated for cause, Mr. Papada must forfeit the company’s contributions to the plan.

(3)	On December 25, 2009, Mr. Papada was eligible for early retirement, but not normal retirement, under our nonqualified Pre-409A Plan. Had he retired or been terminated on December 25, 2009, he would have been entitled to begin receiving a monthly benefit under our Pre-409A Plan of $29,046 for the remainder of his life assuming he elected a 50% joint and survivor annuity. For information about benefits under our qualified Retirement Plan which are not included in this table, see the “Pension Benefits Table”.

(4)	This amount reflects the aggregate value of 27,000 shares of restricted stock Mr. Papada could have been entitled to receive as equity incentives plus 17,800 shares of restricted stock that would have vested had his employment been terminated by the company without cause or by Mr. Papada for good reason on December 25, 2009.

(5)	Pursuant to his employment agreement with the company, Mr. Papada would have been entitled to receive an incentive equal to two times his base salary had his employment been terminated by the company without cause or by Mr. Papada for good reason on December 25, 2009.

(6)	Pursuant to his employment agreement with the company, Mr. Papada would have been entitled to receive two years base salary had his employment been terminated by the company without cause or by Mr. Papada for good reason on December 25, 2009.

(7)	This amount reflects the estimated cost of two years of future health and life insurance premiums and future dues for a health club membership that Mr. Papada would have been entitled to receive pursuant to his employment agreement had his employment been terminated by the company without cause or by Mr. Papada for good reason on December 25, 2009.

(8)	This amount reflects the aggregate value of a cash award and the tax on such cash award Mr. Papada would have been entitled to receive under the Restricted Stock Plan II to cover his tax liability with respect to the issuance of 27,000 shares of restricted stock Mr. Papada could have been entitled to receive as equity incentives had his employment been terminated by the company without cause or by Mr. Papada for good reason on December 25, 2009. No cash award would have been required with respect to the 17,800 shares of restricted stock that would have vested due to such termination because the company previously paid Mr. Papada a cash award when he elected pursuant to Section 83(b) of the Internal Revenue Code to pay his tax liability with respect to these shares when they were granted.

(9)	This amount reflects the value of 17,800 shares of restricted stock on December 25, 2009 that pursuant to the terms of the Restricted Stock Plan II would have fully vested to Mr. Papada had his employment been terminated due to his complete disability or death on December 25, 2009.

(10)	Had Mr. Papada died on December 25, 2009, his spouse would have been entitled to begin receiving a monthly benefit under our Pre-409A Plan of $14,523 for the remainder of her life. For information about benefits under our qualified Retirement Plan which are not included in this table, see the “Pension Benefits Table”.

(11)	This amount reflects the life insurance proceeds that under the company sponsored life insurance plan would have become payable to Mr. Papada’s estate had he died on December 25, 2009.

(12)	This amount reflects the aggregate value of 27,000 shares of restricted stock Mr. Papada could have been entitled to receive as equity incentives plus 17,800 shares of restricted stock that would have vested had a change in control of the company occurred on December 25, 2009.

(13)	This amount reflects the value Mr. Papada would have been entitled to receive for his Pre-409A Plan benefits pursuant to the Pre-409A Settlement Agreement had a sale of the AMI Doduco business occurred on December 25, 2009. The amount reflected is an estimate of the cost of purchasing an annuity from an insurance company to assume obligation for paying Mr. Papada’s Pre-409A Plan benefit and is based on an interest rate of 4.25% and the RP 2000 annuitant, generational mortality table for males. If another change in control scenario had occurred on December 25, 2009, Mr. Papada could have been entitled to a significantly higher lump sum payment for his Pre-409A Plan benefits.

(14)	This amount reflects the value Mr. Papada would have been entitled to receive pursuant to the terms of our Pre-409A Plan for reimbursement of Federal, state and local taxes (including excise tax penalties) resulting from a lump sum payment of his accumulated benefit under the Pre-409A Plan and from the payment of such gross-up payment (regardless of whether such payments would have been considered excess parachute payments under the Internal Revenue Code) had a change in control of the company occurred on December 25, 2009. This amount also reflects the aggregate value of a cash award and the tax on such cash award Mr. Papada would have been entitled to receive under the Restricted Stock Plan II to cover his tax liability with respect to the issuance of 27,000 shares of restricted stock Mr. Papada could have been entitled to receive as equity incentives had a change in control of the company occurred on December 25, 2009.

Drew A. Moyer

The following table shows the estimated payments that could have been made to Mr. Moyer, our Senior Vice President and Chief Financial Officer, had his employment been terminated or a change in control of the company occurred on December 25, 2009. For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under our Supplemental Savings Plan, RSP II and Pre-409A Plan (for these definitions, see below under the heading “Definition of Change in Control and Other Terms”). For a description of Mr. Moyer’s employment agreement and the Pre-409A Settlement Agreement, see below under the heading “Executive Employment Agreements”. All payments to be made to Mr. Moyer upon termination of his employment are conditioned on his execution of a general release pursuant to which Mr. Moyer must release the company from any and all claims relating to his employment or otherwise, except for certain obligations of the company that continue after his termination.

			Termination by the
			Company w/o Cause
			or by Mr. Moyer		Termination for		Complete				Change in
Benefit	Resignation		For Good Reason		Cause		Disability		Death		Control

RSP II	0		$75,225	(3)	0		$149,450	(6)	$149,450	(6)	$149,450	(6)
Base Salary	0		$892,237	(4)	0		0		0		0
Supplemental Savings	$12,828	(1)	$12,828	(1)	0		$12,828	(1)	$12,828	(1)	$12,828	(1)
Retirement Plans		(2)		(2)		(2)		(2)		(7)	$467,280	(9)
Insurance Premiums	0		$25,000	(5)	0		0		0		0
Life Insurance	0		0		0		0		$200,000	(8)	0
Tax Gross up	0		0		0		0		0		$364,164	(10)

(1)	This amount reflects Mr. Moyer’s balance in the Supplemental Savings Plan at December 25, 2009. Mr. Moyer is entitled to the balance under this plan upon retirement or termination of employment other than for cause. If terminated for cause, Mr. Moyer must forfeit the company’s contributions to the plan.

(2)	On December 25, 2009, Mr. Moyer was not eligible for early or normal retirement under our nonqualified Pre-409A Plan. Had he retired or been terminated on December 25, 2009, he would have been entitled to begin receiving at age 55 a monthly benefit under our Pre-409A Plan of $2,701 for the remainder of his life assuming he elected a 50% joint and survivor annuity. For information about benefits under our qualified Retirement Plan which are not included in this table, see the “Pension Benefits Table”.

(3)	Pursuant to the terms of our RSP II, a participant is entitled to pro-rata vesting of any unvested shares of restricted stock upon termination without cause. Accordingly, the amount in the table reflects the value of the shares of restricted stock that would have vested to Mr. Moyer on a pro-rata basis had his employment been terminated by the company without cause on December 25, 2009

(4)	This amount reflects 2.625 times Mr. Moyer’s base salary that pursuant to his employment agreement Mr. Moyer would have been entitled to receive had his employment been terminated by the company without cause or by Mr. Moyer for good reason on December 25, 2009.

(5)	This amount reflects the estimated cost of 18 months of future health and life insurance premiums and future dues for a health club membership and 12 months of outplacement services that Mr. Moyer would have been entitled to receive pursuant to his employment agreement had his employment been terminated by the company without cause or by Mr. Moyer for good reason on December 25, 2009.

(6)	Pursuant to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability, death or a change in control of the company. Accordingly, the amount in the table reflects the value of 35,000 unvested shares of restricted stock that would become fully vested upon a complete disability, death or change in control.

(7)	Had Mr. Moyer died on December 25, 2009, his spouse would have been entitled to begin receiving on the date Mr. Moyer would have reached age 55 a monthly benefit under our Pre-409A Plan of $1,351 for the remainder of her life. For information about benefits under our qualified Retirement Plan which are not included in this table, see the “Pension Benefits Table”.

(8)	This amount reflects the life insurance proceeds that under the company sponsored life insurance plan would have become payable to Mr. Moyer’s estate had he died on December 25, 2009.

(9)	This amount reflects the lump sum value Mr. Moyer would have been entitled to receive for his Pre-409A Plan benefits had a change in control occurred on December 25, 2009. The amount is based on an interest rate of 3.20% and the RP 2000 employee mortality table for males (without collar adjustment).

(10)	This amount reflects the value Mr. Moyer would have been entitled to receive pursuant to the terms of our Pre-409A Plan for reimbursement of Federal, state and local taxes (including excise tax penalties) resulting from a lump sum payment of his accumulated benefit under the Pre-409A Plan and from the payment of such gross-up had a change in control of the company occurred on December 25, 2009. Pursuant to the Pre-409A Settlement Agreement, Mr. Moyer would not have been entitled to a tax gross-up payment had a sale of the AMI Doduco business occurred on December 25, 2009.

Alan H. Benjamin

The following table shows the estimated payments that could have been made to Mr. Benjamin, our Senior Vice President, had his employment been terminated or a change in control of the company occurred on December 25, 2009. For a description of Mr. Benjamin’s employment agreement, see below under the heading “Executive Employment Agreements”. All payments to be made to Mr. Benjamin upon termination of his employment are conditioned on his execution of a general release pursuant to which Mr. Benjamin must release the company from any and all claims relating to his employment or otherwise, except for certain obligations of the company that continue after his termination.

			Termination by the
			Company w/o Cause
			or by Mr. Benjamin		Termination for	Complete				Change in
Benefit	Resignation		For Good Reason		Cause	Disability		Death		Control

RSP II	0		$85,964	(2)	0	$170,800	(5)	$170,800	(5)	$170,800	(5)
Base Salary	0		$918,750	(3)	0	0		0		0
Supplemental Savings	$14,714	(1)	$14,714	(1)	0	$14,714	(1)	$14,714	(1)	$14,714	(1)
Insurance Premiums	0		$25,000	(4)	0	0		0		0

(1)	This amount reflects Mr. Benjamin’s balance in the Supplemental Savings Plan at December 25, 2009. Mr. Benjamin is entitled to the balance under this plan upon retirement or termination of employment other than for cause. If terminated for cause, Mr. Benjamin must forfeit the company’s contributions to the plan.

(2)	Pursuant to the terms of our RSP II, a participant is entitled to pro-rata vesting of any unvested shares of restricted stock upon termination without cause. Accordingly, the amount in the table reflects the value of the shares of restricted stock that would have vested to Mr. Benjamin on a pro-rata basis had his employment been terminated by the company without cause on December 25, 2009

(3)	This amount reflects 2.625 times Mr. Benjamin’s base salary that pursuant to his employment agreement Mr. Benjamin would have been entitled to receive had his employment been terminated by the company without cause or by Mr. Benjamin for good reason on December 25, 2009.

(4)	This amount reflects the estimated cost of 18 months of future health and life insurance premiums and future dues for a health club membership and 12 months of outplacement services that Mr. Benjamin would have been entitled to receive pursuant to his employment agreement had his employment been terminated by the company without cause or by Mr. Benjamin for good reason on December 25, 2009.

(5)	Pursuant to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability, death or a change in control of the company. Accordingly, the amount in the table reflects the value of 40,000 unvested shares of restricted stock that would become fully vested upon a complete disability, death or change in control.

Definition of Change in Control and Other Terms

Under our Supplemental Savings Plan, 2001 Stock Option Plan, Restricted Stock Plan II and Pre-409A Plan, the term “change in control” means the occurrence of either of the following events:

(a) any person is or becomes the beneficial owner directly or indirectly of securities of Technitrol representing more than 25% of the combined voting power of Technitrol’s then outstanding securities, or

(b) more than 50% of the assets of Technitrol, Inc. and its subsidiaries, which are used to generate more than 50% of the earnings of Technitrol, Inc. and its subsidiaries in any one of the last three fiscal years, are disposed of, directly or indirectly, by Technitrol, Inc. (including stock or assets of a subsidiary(ies)) in a sale, exchange, merger, reorganization or similar transaction.

If shareholders approve the proposals referred to in Items 4 and 5 above, our 2001 Stock Option Plan and Restricted Stock Plan II will be amended so that the term “change in control” will mean the occurrence of any of the following events:

(1) any person other than Technitrol or any of its subsidiaries is or becomes the “beneficial owner” directly or indirectly of securities of Technitrol representing more than 50% of the combined voting power of Technitrol’s then outstanding securities; or

(2) the consummation of any consolidation or merger of Technitrol in which the Technitrol is not the continuing or surviving corporation or pursuant to which the Technitrol’s voting common stock would be converted into cash, securities and/or other property, other than a merger of Technitrol in which holders of the common stock immediately prior to the merger have substantially the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the common stock immediately before the merger; or

(3) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Technitrol; or

(4) Technitrol’s shareholders or board of directors approves the liquidation or dissolution of the company.

Under our Supplemental Savings Plan, 2001 Stock Option Plan and Restricted Stock Plan II, the term “cause” means:

In the absence of a different definition in any unexpired employment or severance agreement, (A) the continued and willful failure of the employee to follow the lawful orders of his/her direct superior, (B) violation by the employee of a published rule or regulation of Technitrol or a provision of the Technitrol’s Statement of Principles (in effect from time to time) or (C) conviction of a crime which renders the employee unable to perform his/her duties effectively; provided that in the case of (A) or (B), Technitrol shall give the employee written notice of the action or omission which Technitrol believes to constitute cause and the employee shall have 30 calendar days to cure such action or omission.

Under Mr. Benjamin’s employment agreement (which is described below under the heading “Executive Employment Arrangements”):

the term “cause” means any of the following:

(a) gross negligence or willful misconduct which is materially injurious to Pulse Engineering or Technitrol and which, if susceptible of cure, is not cured within thirty days after notice to Mr. Benjamin which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct; (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the board of directors concludes in good faith that such event does not render Mr. Benjamin unable to effectively perform his duties as President of Pulse Engineering or materially and adversely affect Pulse Engineering’s or Technitrol’s reputation or ongoing business activities; or (c) misappropriation of company funds or other dishonesty which in the good faith opinion of the board of directors, renders Mr. Benjamin unable to effectively manage Pulse Engineering or materially and adversely affects Pulse Engineering’s or Technitrol’s reputation or ongoing business activities; and

the term “good reason” means:

(a) a material change in Mr. Benjamin’s authority, duties or responsibilities, (b) the failure of Pulse Engineering, Technitrol or the board of directors to act in good faith with respect to Mr. Benjamin’s employment agreement or the failure to perform its material obligations under the employment agreement which have not been cured within twenty days after written notice from Mr. Benjamin setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity, (c) any actual reduction in Mr. Benjamin’s annual base salary, (d) Pulse Engineering requiring Mr. Benjamin to be based at any office or location which is located more than 25 miles from Pulse Engineering’s current headquarter office in San Diego, CA, or (e) failure to be included in any benefit plan in which all other similarly situated senior executives of Pulse Engineering participate.

Under Mr. Moyer’s employment agreement (which is described below under the heading “Executive Employment Arrangements”):

the term “cause” means any of the following:

(a) the occurrence of gross negligence or willful misconduct which is materially injurious to Technitrol and which, if susceptible of cure, is not cured within thirty days after notice to Mr. Moyer which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct; (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the board of directors concludes in good faith that such event does not render Mr. Moyer unable to effectively perform his duties as Chief Financial Officer or materially and adversely affect Technitrol’s reputation or ongoing business activities; or (c) misappropriation of Technitrol’s funds or other dishonesty which in the good faith opinion of the board of directors, renders Mr. Moyer unable to effectively manage Technitrol or materially and adversely affects Technitrol’s reputation or ongoing business activities; and

the term “good reason” means:

(a) a material change in Mr. Moyer’s authority, duties or responsibilities, (b) the failure of Technitrol or the board to act in good faith with respect to Mr. Moyer’s employment agreement or the failure to perform its material obligations under the employment agreement which have not been cured within twenty (20) days after written notice from Mr. Moyer setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity, or (c) any actual reduction in Mr. Moyer’s annual base salary or (d) Technitrol requiring Mr. Moyer to be based at any office or location which is located more than 25 miles from Trevose, PA, or (e) failure to be included in any benefit plan in which all other similarly situated senior executives participate.

Under Mr. Papada’s employment arrangement (which is described below under the heading “Executive Employment Arrangements”):

the term “change in control” has the same meaning as is contained in Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder; and

the term “cause” means any of the following:

(a) the occurrence of gross negligence or willful misconduct which is materially injurious to Technitrol and which, if susceptible of cure, is not cured within thirty days after notice to Mr. Papada which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct, (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the board of directors of Technitrol concludes in good faith that such event does not render Mr. Papada unable to effectively manage Technitrol or materially and adversely affect Technitrol’s reputation or ongoing business activities, or (c) misappropriation of Technitrol’s funds or other dishonesty which in the good faith opinion of the board of directors of Technitrol, renders Mr. Papada unable to effectively manage Technitrol or materially and adversely affects Technitrol’s reputation or ongoing business activities or (d) Mr. Papada’s continued and willful refusal to carry out in all material respects a lawful written directive of the board of directors of Technitrol; provided that prior to termination for cause on this ground the board will give Mr. Papada written notice of the acts or omissions alleged to constitute cause, stating them with reasonable particularity, and will give him twenty days to cure such acts or omissions such that grounds for termination for cause no longer exist at the end of such twenty day period; and

the term “good reason” means:

A material change in Mr. Papada’s authority, duties or responsibilities so as to be inconsistent with the role of the Chief Executive Officer of Technitrol as they exist on April 25, 2007 (unless Mr. Papada otherwise voluntarily agrees to such change); or Technitrol’s continued failure to perform certain material obligations which have not been cured within twenty days after written notice from Mr. Papada setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity.

As described below, the company’s compensation committee and Mr. Papada agreed in February 2008 to certain clarifications regarding what would not constitute “good reason”.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

James M. Papada, III

Mr. Papada entered into an agreement with Technitrol on April 16, 1999, which was thereafter amended on October 18, 2000, April 23, 2001, April 25, 2007 and February 15, 2008 (which we refer to collectively as the Agreement). Had Mr. Papada not retired in April 2010, the Agreement provides that Mr. Papada’s employment would terminate on December 31, 2010, or upon the earlier occurrence of any of the following events: (a) his death; (b) his complete disability; (c) termination of his employment by Technitrol for cause; (d) termination of employment by Technitrol for any reason other than cause; (e) termination of employment by Mr. Papada for good reason, which includes a material change in his authority, duties or responsibilities; or (f) termination of employment by Mr. Papada for any reason other than good reason, including voluntary retirement.

The Agreement provides that upon death, or voluntary retirement after Mr. Papada turns the age of 62, Mr. Papada or his estate is to be paid in a lump sum (i) the unpaid portion of his base salary through the end of the month in which termination occurs; (ii) any bonus (commensurate with those paid to other executives) for the six month bonus period in which termination occurs pro-rated to the date of termination; and (iii) any other benefits to which he was entitled as an employee and/or pursuant to his compensation arrangement as further described below, which were then due but unpaid. In addition, upon Mr. Papada’s death, any restricted stock granted to Mr. Papada but not yet vested will immediately vest and his estate is entitled to receive certain amounts for federal and state taxes due as a result of such vesting.

In the event of termination of Mr. Papada’s employment due to complete disability, Mr. Papada is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under our long-term disability plan.

In the event Mr. Papada had been terminated by Technitrol for cause (as defined above) or Mr. Papada had terminated his employment without good reason (as defined in the agreement), Mr. Papada would have been paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid.

Had Mr. Papada been terminated by Technitrol without cause or had Mr. Papada terminated his employment with good reason (as defined above), all shares of restricted stock granted to him, as well as all shares of restricted stock that he could have earned for his annual equity incentive and for his long-term equity award for the relevant three year period, would have immediately vested (irrespective of whether any performance criteria has been attained). In addition, Mr. Papada would have been paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) any bonus (commensurate with those paid to other executives) for the twelve month bonus period in which termination occurs pro rated to the date of termination (without duplicating the payments made pursuant to (iv) of this paragraph); (iii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid; (iv) an amount equal to two years base salary plus a cash bonus equal to the maximum amount then allowed by the executive incentive plan (200% of one year base salary), except that such amount shall not be payable if termination occurs at any time after a change in control and (v) health and life insurance benefits as he was receiving them on the date of termination, along with his health club membership, for the applicable time period corresponding to his salary severance period provided in (iv) of this paragraph.

The Agreement also contains a non-competition and non-solicitation provision prohibiting Mr. Papada, during the term of his employment and for two years after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, in the manufacture of any product substantially similar to or in competition with any product which at any time during Mr. Papada’s employment or the immediately preceding twelve month period was manufactured or developed by Technitrol or any subsidiary of Technitrol; (ii) being or becoming a shareholder, officer, director, employee or consultant to any person or entity engaged in any such activities; (iii) seeking to procure orders from or do business with any of Technitrol’s customers, in competition with Technitrol; (iv) soliciting any person who is an employee of Technitrol; (v) seeking to contract with any person or entity who Technitrol has contracted to manufacture or supply products, materials or services, in such a way as to adversely affect or interfere with Technitrol’s business; or (vi) engaging in any effort to induce any of Technitrol’s customers, consultants, employees or associates or any of its affiliates to take any action which might be disadvantageous to Technitrol or its affiliates; except that Mr. Papada shall not be prohibited from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.

Mr. Papada’s compensation arrangement with us also provided that in the event of a change in control (as defined above):

•	all restricted shares granted to him and not forfeited, as well as all shares of restricted stock that he could have earned for his annual equity incentive and for his long-term equity award for the relevant three year period, will immediately vest (irrespective of whether performance has been attained); and

•	Mr. Papada will be paid two years base salary, a cash bonus equal to the maximum amount then allowed by the executive incentive plan (200% of one year base salary) and certain amounts for federal and state taxes due as a result of such payments and awards of stock.

The Agreement also provides that Technitrol will establish a Supplemental Executive Retirement Plan (SERP) for Mr. Papada and for purposes of his participation in the SERP, he will be deemed to have completed 15 years of service with Technitrol on June 30, 1999. In addition, it provides that the funding for his SERP would be done through a Rabbi Trust. Pursuant to the Agreement, upon a change of control (as defined above), Mr. Papada would have been entitled to receive no later than ten days following the change of control all of the benefits he has accrued under the SERP and a cash payment sufficient to reimburse him for any Federal, state or local taxes (including, but not limited to, excise tax penalties) that he would be responsible to pay as a result of such SERP payment or as a result of the payment of such additional bonus amount, including but not limited to amounts which would be payable were such payments considered “excess parachute payments” under Section 280G of the Internal Revenue Code.

In addition, the Agreement provided that in the event that any compensation or remuneration paid to Mr. Papada by Technitrol is deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and as a result Mr. Papada would have been subject to excess tax with respect to such payments, Technitrol would have paid him, in addition to any other payments or benefits to which he is otherwise entitled, an amount that, taking into account any income or excess taxes payable with respect to such payment, would result in Mr. Papada receiving the amount he would have received initially if excess taxes were not imposed on such payment deemed to be excess parachute payments.

On February 15, 2008, our compensation committee and Mr. Papada agreed to an informal modification of the terms of Mr. Papada’s agreement dated April 25, 2007 for purposes of succession planning. It was agreed that Mr. Papada’s planned retirement at the end of 2008 would be postponed to the end of 2009. It was also agreed that Mr. Papada’s ability to resign for good reason (upon a material change in his duties) and be paid termination benefits would not be triggered if, upon the early arrival of a successor Chief Executive Officer, our board of directors requested that Mr. Papada’s duties should be materially changed in order to accommodate the transitioning in of the new Chief Executive Officer. In exchange for that concession, Mr. Papada was entitled to a minimum incentive payment of $200,000 in each of 2008 and 2009.

Mr. Papada is also one of the parties to the Agreement for Settlement of Benefits under Pre-409A SERP. This agreement was entered into as of September 24, 2009 among the company and Messrs. Papada, Moyer and other employees who actively participated in the Pre-409A Plan. The agreement clarifies certain interpretations of the Pre-409A Plan with respect to its change of control provisions and their effect on Mr. Papada in the Pre-409A Plan. The Agreement also addresses the timing of Mr. Papada’s retirement after a successor is identified and consolidates various contractual commitments the company made to Mr. Papada with respect to his employment and retirement.

Mr. Papada is eligible to participate in our Restricted Stock Plan II, Short-Term Incentive Plan and the CEO Annual and Long-Term Equity Process, and to receive benefits under our Retirement Plan, Pre-409A Plan and Supplemental Savings Plan. These plans are discussed in further detail under the heading “Compensation Discussion and Analysis”.

Drew A. Moyer

Mr. Moyer entered into an agreement with Technitrol on July 23, 2008 (which we refer to as the Agreement). The Agreement provides that Mr. Moyer’s employment will terminate upon the earlier occurrence of any of the following events: (a) his death; (b) his complete disability; (c) termination of his employment by Technitrol for cause; (d) termination of employment by Technitrol for any reason other than cause; (e) termination of employment by Mr. Moyer for good reason, which includes a material change in his authority, duties or responsibilities; or (f) termination of employment by Mr. Moyer for any reason other than good reason, including voluntary retirement.

The Agreement provides that upon death, or voluntary retirement after Mr. Moyer turns the age of 62, Mr. Moyer or his estate is to be paid in a lump sum (i) the unpaid portion of his base salary through the end of the month in which termination occurs; (ii) any bonus (commensurate with those paid to other executives) for the six month bonus period in which termination occurs pro-rated to the date of termination; and (iii) any other benefits to which he was entitled as an employee and/or pursuant to his compensation arrangement as further described below, which were then due but unpaid.

In the event of termination of Mr. Moyer’s employment due to complete disability, Mr. Moyer is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under our long-term disability plan.

In the event Mr. Moyer is terminated by Technitrol for cause (as defined above) or Mr. Moyer terminates his employment without good reason (as defined in the agreement), Mr. Moyer will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid.

In the event Mr. Moyer is terminated by Technitrol without cause or Mr. Moyer terminates his employment for good reason (as defined above), all shares of restricted stock granted to him, will immediately vest. In addition, Mr. Moyer will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) an amount equal to 2.625 times his base salary, except that such amount shall not be payable if termination occurs at any time after a change in control; (iii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid; and (iv) health and life insurance benefits as he was receiving them on the date of termination, along with his health club membership, for eighteen months.

The Agreement also contains a non-competition and non-solicitation provision prohibiting Mr. Moyer, during the term of his employment and for eighteen months after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product which at any time during Mr. Moyer’s employment or the immediately preceding twelve month period was manufactured, sold or distributed by Technitrol or any subsidiary of Technitrol or any product or equipment which Technitrol or any subsidiary was developing during such period for future manufacture, sale or distribution; (ii) being or becoming a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to any person or entity considering engaging in any such activities or so engaged; (iii) seeking to procure orders from or do business with any of Technitrol’s customers, in competition with Technitrol; (iv) soliciting any person who is an employee of Technitrol; (v) seeking to contract with any person or entity who Technitrol has contracted to manufacture or supply products, materials or services, in such a way as to adversely affect or interfere with Technitrol’s business; or (vi) engaging in any effort to induce any of Technitrol’s customers, consultants, employees or associates or any of its affiliates to take any action which might be disadvantageous to Technitrol or its affiliates; except that Mr. Moyer shall not be prohibited from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.

In addition, the Agreement provides that in the event Mr. Moyer’s employment is terminated by Technitrol without cause or by Mr. Moyer for good reason and the compensation or remuneration paid to Mr. Moyer by Technitrol is deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and as a result Mr. Moyer is subject to excess tax with respect to such payments, Technitrol will pay him, in addition to any other payments or benefits to which he is otherwise entitled, an amount that, taking into account any income or excess taxes payable with respect to such payment, would result in Mr. Moyer receiving the amount he would have received initially if excess taxes were not imposed on such payment deemed to be excess parachute payments.

Mr. Moyer is also party to the Agreement for Settlement of Benefits under Pre-409A SERP. This agreement was entered into as of September 24, 2009 with certain employees who actively participated in the Pre-409A Plan. The agreement clarifies certain interpretations of the Pre-409A Plan with respect to its change of control provisions and their effect on Mr. Moyer in the Pre-409A Plan.

Mr. Moyer is eligible to participate in our 2001 Stock Option Plan, Restricted Stock Plan II and Short-Term Incentive Plan, and to receive benefits under our Retirement Plan, Pre-409A Plan and Supplemental Savings Plan. These plans are discussed in further detail under the heading “Compensation Discussion and Analysis”.

Alan H. Benjamin

Mr. Benjamin entered into an agreement with Technitrol on July 22, 2009 (which we refer to as the Agreement). The Agreement provides that Mr. Benjamin’s employment will terminate upon the earlier occurrence of any of the following events: (a) his death; (b) his complete disability; (c) termination of his employment by Technitrol for cause; (d) termination of employment by Technitrol for any reason other than cause; (e) termination of employment by Mr. Benjamin for good reason, which includes a material change in his authority, duties or responsibilities; or (f) termination of employment by Mr. Benjamin for any reason other than good reason, including voluntary retirement.

The Agreement provides that upon death, or voluntary retirement after Mr. Benjamin turns the age of 62, Mr. Benjamin or his estate is to be paid in a lump sum (i) the unpaid portion of his base salary through the end of the month in which termination occurs; (ii) any bonus (commensurate with those paid to other executives) for the six month bonus period in which termination occurs pro-rated to the date of termination; and (iii) any other benefits to which he was entitled as an employee and/or pursuant to his compensation arrangement as further described below, which were then due but unpaid.

In the event of termination of Mr. Benjamin’s employment due to complete disability, Mr. Benjamin is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under our long-term disability plan.

In the event Mr. Benjamin is terminated by Technitrol for cause (as defined above) or Mr. Benjamin terminates his employment without good reason (as defined in the agreement), Mr. Benjamin will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid.

In the event Mr. Benjamin is terminated by Technitrol without cause or Mr. Benjamin terminates his employment for good reason (as defined above), all shares of restricted stock granted to him, will immediately vest. In addition, Mr. Benjamin will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) an amount equal to 2.625 times his base salary, except that such amount shall not be payable if termination occurs at any time after a change in control; (iii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid; and (iv) health and life insurance benefits as he was receiving them on the date of termination, along with his health club membership, for eighteen months.

The Agreement also contains a non-competition and non-solicitation provision prohibiting Mr. Benjamin, during the term of his employment and for eighteen months after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, on behalf of certain entities in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product which at any time during Mr. Benjamin’s employment or the immediately preceding twelve month period was manufactured, sold or distributed by Pulse Engineering or any subsidiary or any product or equipment which Pulse Engineering or any subsidiary was developing during such period for future manufacture, sale or distribution; (ii) soliciting any person who is an employee of Pulse Engineering or Technitrol; (iii) engaging in any effort to induce any customers, associates, consultants or employees of Pulse Engineering or Technitrol or any of their affiliates to take any action which might be disadvantageous to Pulse Engineering or Technitrol or any of their affiliates.

In addition, the Agreement provides that in the event that any compensation or remuneration paid to Mr. Benjamin by Technitrol is deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and as a result Mr. Benjamin is subject to excess tax with respect to such payments, Technitrol will pay him, in addition to any other payments or benefits to which he is otherwise entitled, an amount that, taking into account any income or excess taxes payable with respect to such payment, would result in Mr. Benjamin receiving the amount he would have received initially if excess taxes were not imposed on such payment deemed to be excess parachute payments.

Mr. Benjamin is eligible to participate in our 2001 Stock Option Plan, Restricted Stock Plan II and Short-Term Incentive Plan, and to receive benefits under our Supplemental Savings Plan. These plans are discussed in further detail under the heading “Compensation Discussion and Analysis”.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill-level required of members of the board.

All directors are required to purchase not less than $100,000 of our common stock (based on cost at the time of purchase or award) during his or her initial three year term. Shares received as part of director’s fees count in the calculation of shares “purchased” since they are received in exchange for services and constitute ordinary income to the director on which he/she is responsible for income taxes (we do not reimburse directors for any portion of taxes due on these shares). When a director has purchased shares of common stock with a cost basis of $100,000, there is no further obligation to acquire additional shares and the director is deemed to have made a meaningful investment in our common stock. However, directors are encouraged to continue to purchase common stock to clearly align their interests to those of the shareholders in a material way.

For the fiscal year ended December 25, 2009, we paid our non-employee directors an annual cash retainer of $44,000. Chairmen of the audit, compensation and governance committees were paid an additional $25,000, $10,000 and $9,000, respectively. Members of the audit, compensation and governance committees (other than the Chairman of such committees) also received $14,000, $3,000 and $3,000, respectively. Mr. Papada was our only employee director and he received no additional compensation as a director. The following table provides information regarding amounts paid to each of our non-employee directors for 2009.

	Fees Earned or
	Paid in Cash	Stock Awards		Total
Name	($)	($)		($)

Alan E. Barton	56,000	40,000	(1)	96,000
John E. Burrows	54,000	40,000	(1)	94,000
Howard C. Deck	47,000	40,000	(1)	87,000
David H. Hofmann	61,000	40,000	(1)	101,000
Edward M. Mazze	61,000	40,000	(1)	101,000
C. Mark Melliar-Smith	69,000	40,000	(1)	109,000

(1)	Pursuant to the Technitrol, Inc. Board of Directors Stock Plan, each non-employee director receives an annual equity award of common stock equal to $40,000 based on the fair market value (closing price of the company’s common stock as reported by the New York Stock Exchange) of the common stock on the business day immediately preceding the date of grant. These shares are not subject to a vesting requirement. Mr. Barton resigned as a director in March 2010.

SHAREHOLDER PROPOSALS

Our Secretary must receive shareholder proposals by November 25, 2010 in order to include them in the proxy statement for our annual meeting in 2011. The proxies that we obtain may be voted at our discretion when a shareholder proposal is raised at the annual meeting, unless we receive notice of the shareholder proposal by February 9, 2011. We will communicate any change to these dates to our shareholders.

AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT

We have entered into an engagement letter with KPMG that sets forth the terms by which KPMG performs audit services for us. The engagement letter is subject to alternative dispute resolution procedures and an exclusion of punitive damages. KPMG was our registered public accounting firm for the year 2009. The registered public accounting firm for the year 2010 will be selected and retained by our audit committee following a review of the 2010 audit scope requirements and related issues. The selection of the registered public accounting firm will be made in accordance with the audit committee charter and the committee’s planned agenda in 2010. A representative of KPMG will attend the annual meeting to answer your questions and will have the opportunity to make a statement.

Audit Fees

For the fiscal year ended December 25, 2009, the aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 25, 2009 were $2,515,000.(1) The fees for these services for the year ended December 26, 2008 were $3,353,322. These figures include services related to Sarbanes-Oxley compliance.

Audit-Related Fees

For the fiscal year ended December 25, 2009, the aggregate fees billed by KPMG for audits of financial statements of certain employee benefit plans were $95,000.(1) The fees for these services for the fiscal year ended December 26, 2008 were $105,000.

Tax Fees

For the fiscal year ended December 25, 2009, the aggregate fees billed by KPMG for tax consultation and tax compliance services (except services related to audits) were $172,370.(1) The fees for these services for the fiscal year ended December 26, 2008 were $152,328.

All Other Fees

For the fiscal years ended December 25, 2009 and December 26, 2008, there were no fees billed by KPMG for services other than those described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee pre-approves all audit and permissible non-audit services provided by KPMG. All services performed for 2009 were pre-approved by the committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than 10 percent of our shares outstanding, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent holders must furnish us with copies of all forms that they file.

Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 2009.

      (1) Fees are estimated, pending completion of all work and actual currency exchange rates in effect at time of billing.

Appendix A

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
TECHNITROL, INC.

The undersigned corporation (hereinafter, the “Corporation”) hereby desires to amend and restate its Articles of Incorporation in their entirety as permitted under Section 1911(a)(5) and (6) of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) as follows:

FIRST:  The name of the Corporation is: Technitrol, Inc.

SECOND:  The address of the Corporation’s registered office is 1210 Northbrook Drive, Suite 470, Trevose, Bucks County, PA 19053.

THIRD:  The purposes for which the corporation is organized are as follows:

To manufacture or otherwise produce, use, buy, sell and otherwise deal in goods, wares, merchandise, and other articles of commerce and personal property of every kind and nature including electrical, electronic and mechanical equipment.

To acquire by purchase, lease, grant, gift, devise, bequest, exchange of securities or property, or otherwise, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.

To hold, own, improve, develop, lease, sell, mortgage, pledge and otherwise deal in, invest in and dispose of, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.

FOURTH:  The term for which the Corporation is to exist is perpetual.

FIFTH:  The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Seventy-Five Million (175,000,000) shares of Common Stock. Unless otherwise designated by the Board of Directors, all shares issued by the Corporation shall be shares of Common Stock having par value of $.125 per share. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights (which shall in all cases be one vote for each share held), preferences, limitations and special rights, if any, of the shares of the class or series. Notwithstanding the forgoing, the Corporation shall not designate any class or series of stock pursuant to this Article (other than Common Stock) unless the Board of Directors, by majority vote at a meeting at which a quorum is present, determines in the exercise of its business judgment that the sole purpose for the designation and issuance of such class or series is to raise capital necessary for a proper business purpose and not for a takeover defense or other anti-takeover measure.

Shares of the Corporation may be certificated or uncertificated, as provided under Pennsylvania law, and this Article FIFTH shall not be interpreted to limit the authority of the Board of Directors to issue any or all classes or series of shares of the Corporation, or any part thereof, without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the By-Laws of the Corporation. In the case of shares issued without certificates, the Corporation will, or will cause its transfer agent to, within a reasonable time after such issuance, send the holders of such shares a written statement containing the information required to be set forth on certificates by the By-Laws of the Corporation, by these Articles, or otherwise by applicable law or regulation. At least annually thereafter, the Corporation shall, or shall cause its transfer agent to, provide to its shareholders of record a written statement confirming the information contained in the informational statement sent pursuant to the preceding sentence.

SIXTH:  The directors of the Corporation shall be divided into three classes, namely, Classes  I, II and III, with each class consisting of not less than one nor more than three directors, as determined in accordance with the By-Laws of the Corporation. At the annual shareholders meeting in 2011, the terms of those directors

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which would have expired at the annual meetings in 2011 and 2012 shall expire and their successors shall be elected to serve one year terms. At the annual shareholders meeting in 2012 and each annual meeting of shareholders thereafter, the terms of all directors previously elected shall expire and their successors shall be elected to serve one year terms. Directors elected as hereinbefore provided may not be removed prior to the expiration of their respective terms of office without cause.

SEVENTH:  These Articles of Incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

EIGHTH:  The Corporation was incorporated on April 10, 1947 under the provisions of the Act of the General Assembly, P.L. 364, May 5, 1933.

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Appendix B

AMENDED AND RESTATED BY-LAWS
OF
TECHNITROL, INC.

ARTICLE I

OFFICES

Section 1.  The principal office shall be at 1210 Northbrook Drive, Suite 470, in Trevose, Commonwealth of Pennsylvania. The location of the principal office shall, at all times, be within the limits of the Commonwealth of Pennsylvania.

Section 2.  The corporation may also have offices at such other places, both within and without the Commonwealth of Pennsylvania; as the board of directors may, from time to time, determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1.  All meetings of the shareholders shall be held in the City of Philadelphia, Pennsylvania, or at such other places within or without the Commonwealth of Pennsylvania as the board of directors may designate.

Section 2.  The annual meeting of the shareholders shall be held in either the months of May or June of each year on such date as may be determined by the board of directors at least sixty days in advance of such meeting and, in the event the board of directors fails to determine a meeting date, the meeting shall be held on the third Wednesday of May at 4:30 P.M., if not a legal holiday and if a legal holiday then on the fourth Wednesday of May, when they shall elect, by a plurality vote, by ballot, such number of directors for such terms as provided in Article III, Section 1, of these by-laws, to serve until their successors are elected or chosen and qualify, and transact such other business as may properly be brought before the meeting.

Section 3.  Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the articles of incorporation, may be called at any time by the president, or a majority of the board of directors, or the holders of at least twenty percent of all the shares issued and outstanding and entitled to vote at the particular meeting, upon written request delivered to the secretary of the corporation. Such request shall state the purpose or purposes of the proposed meeting. Upon receipt of any such request, it shall be the duty of the secretary to call a special meeting of the shareholders to be held at such time, not less than ten or more than sixty days thereafter, as the secretary may fix. If the secretary shall neglect to issue such call, the person or persons making the request may issue the call.

Section 4.  Written notice of every meeting of the shareholders, specifying the place, date and hour and the general nature of the business of the meeting, shall be served upon or mailed, postage prepaid, at least ten days prior to the meeting, unless a greater period of notice is required by statute, to each shareholder.

Section 5.  The officer having charge of the transfer books for shares of the corporation shall prepare and make at least ten days before each meeting of shareholders, a complete list of the shareholders entitled to notice of the meeting and a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, with the address and the number of shares held by each which lists shall be kept on file at the principal office of the corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such lists shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting.

Section 6.  Business transacted at all special meetings of shareholders shall be limited to the purposes stated in the notice.

Section 7.  The holders of a majority of the issued and outstanding shares entitled to vote, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by statute or by the articles of incorporation or by these by-laws. The shareholders present in person or by proxy at a duly convened meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If, however, any meeting of shareholders cannot be organized because a quorum has not attended, the shareholders entitled to vote thereat, present in person or by proxy, shall have power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, but in the case of any meeting called for the election of directors such meeting may be adjourned from day to day or for such longer periods not exceeding fifteen days each as the holders of a majority of the shares entitled to vote present in person or by proxy shall direct, and those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors. At any adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 8.  When a quorum is present or represented at any meeting, the vote of the holders of a majority of the shares having voting powers, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes or of the articles of incorporation or of these by-laws, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 9.  Each shareholder shall at every meeting of the shareholders be entitled to one vote in person or by proxy for each share having voting power held by such shareholder, but no proxy shall be voted on or after three years from its date, unless coupled with an interest, and, except where the transfer books of the corporation have been closed or a date has been fixed as a record date for the determination of its shareholders entitled to vote, transferees of shares which are transferred on the books of the corporation within ten days next preceding the date of such meeting shall not be entitled to vote at such meeting. In each election for directors, every shareholder entitled to vote shall have the right, in person or by proxy, to multiply the number of votes to which he may be entitled by the total number of directors to be elected in the same election, and he may cast the whole number of such votes for one candidate or he may distribute them among any two or more candidates. All candidates receiving a majority of the votes cast shall be elected.

Section 10.  In advance of any meeting of shareholders, the board of directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election be not so appointed, the chairman of any such meeting may and, on the request of any shareholder entitled to vote or his proxy, shall make such appointment at the meeting. The number of judges shall be one or three. If appointed at a meeting on the request of one or more shareholders entitled to vote or proxies, the majority of shares present and entitled to vote shall determine whether one or three judges are to be appointed. No person who is a candidate for office shall act as a judge. The judges of election shall do all such acts as may be proper to conduct the election or vote with fairness to all shareholders, and shall make a written report of any matter determined by them and execute a certificate of any fact found by them, if requested by the chairman of the meeting or any shareholder entitled to vote or his proxy. If there be three judges of election the decision, act or certificate of a majority, shall be effective in all respects as the decision, act or certificate of all.

Section 11.  If the holders of a majority of the issued and outstanding shares entitled to vote collectively shall consent in writing to any action to be taken by the corporation, such action shall be as valid a corporate action as though it had been authorized at a meeting of the shareholders.

ARTICLE III

DIRECTORS

Section 1.  The number of directors which shall constitute the board shall be at least five and not more than nine. The directors shall be divided into three classes, namely, Classes I, II and III, with each class consisting of approximately one-third of the total number of directors. At the annual shareholders meeting in 2011, the terms of those directors which would have expired at the annual meetings in 2011 and 2012 shall expire and their successors shall be elected to serve one year terms. At the annual meeting in 2012 and each annual meeting thereafter, the terms of all directors previously elected shall expire and their successors shall be elected to serve one year terms. Directors elected as hereinbefore provided may not be removed prior to the expiration of their respective terms of office without cause. The board of directors may by a vote of not less than a majority of the authorized directors amend this Section to increase or decrease the number of directors constituting any class, without a vote of the shareholders, provided, however, that any such decrease shall not eliminate any directors then in office.

Section 2.  Vacancies in any class and newly created directorships resulting from any increase in the authorized number of directors in any class shall be filled by a majority of the remaining number of the board, though less than a quorum. Each person so elected shall be a director to serve until the expiration of the term of the class to which he is elected and until his successor is elected by the shareholders.

Section 3.  The business of the corporation shall be managed by its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the articles of incorporation or by these by-laws directed or required to be exercised and done by the shareholders.

Section 4.  No person shall be eligible to be nominated or elected as a director if at the time of such nomination or election such person has attained the age of seventy (70) years. Any director who attains the age of seventy (70) years during the terms of his directorship shall be permitted to continue to serve in such capacity for the remainder of his then-current term and shall thereafter be ineligible for nomination or election as a director.

MEETINGS OF THE BOARD OF DIRECTORS

Section 5.  The board of directors of the corporation may hold meetings, both regular and special, either within or without the Commonwealth of Pennsylvania.

Section 6.  The board of directors shall hold a meeting at the corporation’s principal office immediately following the annual meeting of the shareholders at which new directors are elected, unless a different time and place shall be fixed by the shareholders at the meeting at which the new directors were elected, and no notice of such meeting shall be necessary to the directors in order legally to constitute the meeting, provided a majority of the whole board shall be present. In the event such meeting is not held at such time and place, or in the event of the failure of the shareholders to fix a different time or place for such meeting of the board of directors with its newly elected members, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for such meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

Section 7.  Regular meetings of the board of directors may be held without notice on the third Wednesday of each month at the principal office of the corporation or at such other time or place as shall from time to time be determined by the board.

Section 8.  Special meetings of the board may be called by the president on one day’s notice to each director, either personally or by mail or by telegram; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors, which request shall state the purpose or purposes of the proposed meeting.

Section 9.  At all meetings of the board a majority of the directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the board of directors, except as may be otherwise specifically provided by statute or by the articles of incorporation. One or more directors may participate in a meeting of the board of directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 10.  If all the directors shall severally or collectively consent in writing to any action to be taken by the corporation, such action shall be as valid a corporate action as though it had been authorized at a meeting of the board of directors.

Section 11.  In the event a national disaster or national emergency is proclaimed by the President or Vice President of the United States, the directors, even though there may be less than a quorum present, may take all actions which they could have taken if a quorum had been present.

Section 12.  The board of directors shall immediately after each annual meeting of shareholders (or at any regular or special meeting should the need arise by resignation, death or otherwise of the then current chairman), elect from among its members a chairman of the board. The chairman of the board may, but need not be, an officer of the corporation and shall preside at all meetings of the board of directors and shall undertake such other duties as the board of directors may from time to time prescribe.

COMMITTEE

Section 13.  The board of directors may, by resolution passed by a majority of the whole board, designate two or more of its number to constitute an executive committee which, to the extent provided in such resolution shall have and exercise the authority of the board of directors in the management and business of the corporation. Vacancies in the membership of the committee shall be filled by the board of directors at a regular or special meeting of the board of directors. The executive committee shall keep regular minutes of its proceedings and report the same to the board when required.

Section 14.  By resolution passed by a majority of the whole board, the board of directors may establish such other committees for such other purposes which the board deems advisable. The board, by majority vote, after consultation with the chairman of the board shall appoint and/or remove the members of such other committees and fill any vacancies on such committees. Such other committees shall keep regular minutes of their proceedings and report the same to the board when required.

COMPENSATION OF DIRECTORS

Section 15.  Compensation of directors shall be in such amounts as may be determined from time to time by resolution of the board of directors. Such compensation may include, in addition to expenses of attendance if any, a stated fee for each regular or special meeting of the board attended by a director as well as an annual retainer to be paid to each director if the board of directors so determines. Members of the executive committee or of any standing or special committee may, by resolution of the board, be allowed such additional compensation for their services on such committees as the board may from time to time determine. Nothing herein shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

NOTICES

Section 1.  Notices to directors and shareholders shall be in writing and delivered personally or mailed to the directors or shareholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.

Section 2.  Whenever any notice is required to be given under the provisions of the statutes or of the articles of incorporation or of these by-laws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

OFFICERS

Section 1.  The officers of the corporation shall be chosen by the board of directors and shall be a chief executive officer, a president, a vice president, a secretary and a treasurer. The board of directors may also choose an executive vice president, additional vice presidents and one or more assistant secretaries and assistant treasurers.

Any two of the aforesaid offices, except those of the president and executive vice president, president and vice president or president and secretary, may be held by the same person.

Section 2.  The board of directors, immediately after each annual meeting of shareholders, shall elect a chief executive officer, a president, each of whom may, but need not, be a director, and the board shall also annually choose a secretary, a treasurer and such assistant secretaries and other vice presidents, none of which need be members of the board of directors.

Section 3.  The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4.  The salaries of all officers and agents of the corporation shall be fixed by the board of directors.

Section 5.  The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

CHIEF EXECUTIVE OFFICER

Section 6.  The chief executive officer shall be the corporation’s most senior officer, be responsible for the implementation of strategies, policies and resolutions adopted by the board of directors and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE PRESIDENT

Section 7.  The president shall be the chief operating officer of the corporation, shall have general and active management of the day-to-day operations of the corporation.

Section 8.  He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

THE VICE-PRESIDENTS

Section 9.  The executive vice-president, if one be appointed, shall have such powers and perform such duties as the board of directors or the president may from time to time prescribe, and shall perform such other duties as may be prescribed in these by-laws. He shall exercise all the powers and discharge all the duties of the president during the latter’s absence or inability to act and shall have power to sign all deeds, contracts and instruments authorized by the board of directors unless they otherwise direct.

The vice-president, or if there be more than one, the vice-presidents in the order of length of service unless otherwise determined by the board of directors, shall, in the absence or disability of the president or executive vice-president, perform the duties and exercise the powers of the president, and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE SECRETARY AND ASSISTANT SECRETARIES

Section 10.  The secretary shall attend all meetings of the board of directors and all meetings of the shareholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the executive committee when required. He shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be. He shall keep in safe custody the seal of the corporation and affix the same to any instrument requiring it and, when so affixed, it shall be attested by his signature or by the signature of an assistant secretary.

Section 11.  The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE TREASURER AND ASSISTANT TREASURERS

Section 12.  The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all money and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.

Section 13.  He shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.

Section 14.  If required by the board of directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 15.  The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

ARTICLE VI

CERTIFICATES OF SHARES

Section 1.  The certificates of shares of the corporation shall be numbered and registered in a share register as they are issued. They shall exhibit the name of the registered holder and the number and class of shares or a statement that such shares are without par value as the case may be.

Section 2.  Every share certificate shall be signed by the president and the secretary and shall be sealed with the corporate seal which may be facsimile, engraved or printed.

Section 3.  Where a certificate is signed (1) by a transfer agent or (2) by a transfer agent and/or registrar, the signature of such president and secretary may be facsimile. In case any officer or officers who have signed or whose facsimile signature or signatures have been used on any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.

LOST OR DESTROYED CERTIFICATES

Section 4.  The board of directors shall direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, destroyed or wrongfully taken, upon the making of an affidavit of that fact by the person claiming the share certificate to be lost, destroyed or wrongfully taken. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, destroyed or wrongfully taken certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate or certificates alleged to have been lost, destroyed or wrongfully taken.

TRANSFER OF SHARES

Section 5.  Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

CLOSING OF TRANSFER BOOKS

Section 6.  The board of directors may fix a time, not more than ninety days, prior to the date of any meeting of shareholders or the date fixed for the payment of any dividend or distribution or the date for the allotment of rights or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting or entitled to receive payment of any such dividend or distribution or to receive any such allotment of rights or to exercise the rights in respect to any such change, conversion or exchange of shares. In such case only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after any record date so fixed. The board of directors may close the books of the corporation against transfers of shares during the whole or any part of such period and in such case written or printed notice thereof shall be mailed at least ten days before the closing thereof to each shareholder of record at the address appearing on the records of the corporation or supplied by him to the corporation for the purpose of notice.

REGISTERED SHAREHOLDERS

Section 7.  The corporation shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, and shall not be liable for any registration or transfer of shares which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary or nominee of a fiduciary is committing a breach of trust in requesting such registration or transfer, or with knowledge of such facts that its participation therein amounts to bad faith.

UNCERTIFICATED SHARES

Section 8.  Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall instruct its transfer agent to, send to the registered owner thereof, a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class or series shall be identical. Notwithstanding anything herein to the contrary, the provisions of Sections 1 through 5 of this Article VI shall not apply to uncertificated shares and, in lieu thereof, the Corporation shall adopt alternative procedures for registration of transfers.

ARTICLE VII
INDEMNIFICATION, INSURANCE AND LIMITATION OF DIRECTORS’ LIABILITY
INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

Section 1.  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys, fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2.  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys, fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. No such indemnification against expenses shall be made, however, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of the county in which the registered office of the corporation is located or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Common Pleas or such other court shall deem proper.

Section 3.  Indemnification under Sections 1 and 2 of this Article shall be made by the corporation when ordered by a court or upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in those Sections. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders.

Section 4.  In addition to and notwithstanding the limited indemnification provided in Sections 1, 2 and 3 of this Article, the corporation shall indemnify and hold harmless its present and future officers and directors of, from and against any and all liability, expenses (including attorneys’ fees), claims, judgments, fines and amounts paid in settlement, actually incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including but not limited to any action by or in the right of the corporation), to which such person is, was or at any time becomes, a party, or is threatened to be made a party, by reason of the fact that such person is, was or at any time becomes, a director or officer of the corporation, or is or was serving or at any time serves at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other person of any nature whatsoever. Nothing contained in this Section 4 shall authorize the corporation to provide, or entitle any officer or director to receive, indemnification for any action taken, or failure to act, which action or failure to act is determined by a court to have constituted willful misconduct or recklessness.

Section 5.  Expenses incurred in defending a civil or criminal action, suit or proceeding of the kind described in Sections 1, 2 and 4 of this Article shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, by or on behalf of the person who may be entitled to indemnification under those Sections, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Section 6.  The indemnification, advancement of expenses and limitation of liability provided in this Article shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.  Nothing herein contained shall be construed as limiting the power or obligation of the corporation to indemnify any person in accordance with the Pennsylvania Business Corporation Law as amended from time to time or in accordance with any similar law adopted in lieu thereof. The indemnification and advancement of expenses provided under this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any agreement, vote of shareholders or directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

Section 8.  The corporation shall also indemnify any person against expenses, including attorneys, fees, actually and reasonably incurred by him in enforcing any right to indemnification under this Article, under the Pennsylvania Business Corporation Law as amended from time to time or under any similar law adopted in lieu thereof.

Section 9.  Any person who shall serve as director, officer, employee or agent of the corporation or who shall serve, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be deemed to do so with knowledge of and in reliance upon the rights of indemnification provided in this Article, in the Pennsylvania Business Corporation Law as amended from time to time and in any similar law adopted in lieu thereof.

INSURANCE

Section 10.  The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

LIMITATION OF DIRECTORS’ LIABILITY

Section 11.  No director of this corporation shall be personally liable for monetary damages as such for any action taken, or failure to take any action, on or after January 27, 1987, unless (a) the director has breached or failed to perform the duties of his office under Section 8363 of Title 42 of the Pennsylvania Consolidated Statutes Annotated (relating to the standard of care and justifiable reliance of directors); and (b) the breach or failure to perform constitutes self dealing, willful misconduct or recklessness; provided, however that the provisions of this Section 11 shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, state or federal law.

ARTICLE VIII
GENERAL PROVISIONS
DIVIDENDS

Section 1.  Dividends upon the shares of the corporation, subject to the provisions of the articles of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in its shares, subject to the provisions of the articles of incorporation.

Section 2.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves for contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 3.  The directors shall send, or cause to be sent, to the shareholders, within one hundred twenty days after the close of the fiscal year of the corporation, a financial report as of the closing date of the preceding fiscal year.

CHECKS

Section 4.  All checks or demands for money and notes of the corporation shall be signed manually or by facsimile signature of such officer or officers or such other person or persons as the board of directors may from time to time designate.

FISCAL YEAR

Section 5.  The fiscal year of the corporation shall commence on the day immediately following the last Friday of December of each year.

SEAL

Section 6.  The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Pennsylvania.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

PENNSYLVANIA BUSINESS CORPORATION LAW

Section 7.  Section 4 of the Act amending the Pennsylvania Business Corporation Law signed by Governor Thornburgh on December 23, 1983 (specifically Senate Bill No. 1144), which section provided for the addition of a Section 910 to the Pennsylvania Business Corporation Law shall not be applicable to the corporation in any respect.

Section 8.  Subchapter G (Sss. 2561-2567) and Subchapter H (52571-2575) of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the corporation in any respect.

ARTICLE IX

AMENDMENTS

Section 1.  These bylaws may be altered, amended or repealed by a majority vote of the shareholders entitled to vote thereon at any regular or special meeting duly convened after notice to the shareholders of that purpose or by a majority vote of the members of the board of directors at any regular or special meeting duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action by the directors.

Appendix C

TECHNITROL, INC.
2001 STOCK OPTION PLAN

(As Amended and Restated Effective as of March 1, 2010)

WHEREAS, Technitrol, Inc. maintains the Technitrol, Inc. 2001 Stock Option Plan (the “Plan”);

WHEREAS, Section 3(a) of the Plan provides that it will continue in effect for 10 years (i.e., until June 30, 2011); and

WHEREAS, the Board of Directors of Technitrol, Inc. (the “Company”) wishes to amend and restate the Plan and extend the term of the Plan until June 30, 2020;

NOW, THEREFORE, effective as of March 1, 2010, the Plan shall be amended and restated under the following terms and conditions:

1. PURPOSE OF THE PLAN.

Pursuant to the terms and conditions contained in the Technitrol, Inc. Incentive Compensation Plan, this amended and restated Plan was adopted by the Board on February 18, 2010. The purpose of the Plan continues to be to advance the interests of the Company by providing key Employees with the opportunity to acquire Shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to key Employees to promote the success of the business. The Options granted to Participants pursuant to this Plan shall be nonqualified stock options and not “incentive stock options” within the meaning of Section 422 of the Code.

2. DEFINITIONS.

As used herein, the following definitions shall apply:

(a) “Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Company, as such terms are defined in Sections 424(e) and 424(f), respectively, of the Code.

(b) “Agreement” shall mean a written agreement entered into in accordance with Section 5(c) hereof.

(c) “Awards” shall mean Options that are granted by the Committee to Participants.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Cause” shall have the meaning set forth in Section 8(c)(1) hereof.

(f) “Change in Control” shall mean:

(1) Any person (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company and/or its wholly owned subsidiaries; (ii) any employee benefit plan of the Company (including an employee stock ownership plan) and any trustee(s) holding securities under such plan; and (iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities; or

(2) The consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s voting Common Stock would be converted into cash, securities and/or other property, other than a merger of the Company in which holders of the Common Stock immediately prior to the merger have substantially the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the Common Stock immediately before the merger; or

(3) Any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(4) The Company’s shareholders or the Board shall approve the liquidation or dissolution of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Committee” shall mean the Executive Compensation Committee appointed by the Board under Section 5(a) hereof.

(i) “Common Stock” shall mean the common stock, par value $0.125 per share, of the Company.

(j) “Company” shall mean Technitrol, Inc.

(k) “Continuous Service” shall mean the absence of any interruption or termination of service as an Employee. Continuous Service shall not be considered interrupted in the case of a leave of absence approved by the Company or by a Designated Subsidiary, or in the case of transfers between payroll locations of the Company or between the Company, a Designated Subsidiary, or an Affiliate.

(l) “Designated Subsidiary” shall mean any Affiliate which has been designated by the Committee as eligible to participate in the Plan.

(m) “Disability” shall mean a Participant’s inability by reason of mental or physical incapacity or illness to substantially perform his or her duties to the Company or a Designated Subsidiary (as applicable) for a period of either 90 consecutive days or an aggregate of 120 days in any 12-month period, as determined by the Company (or the Board, in the case of the Chief Executive Officer of the Company) in good faith and in its sole discretion.

(n) “Effective Date” shall have the meaning set forth in Section 13 hereof.

(o) “Employee” shall mean any person classified as an employee by the Company or a Designated Subsidiary.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q) “Exercise Price” shall mean the price per Optioned Share at which an Option may be exercised.

(r) “Market Value” shall mean the fair market value of the Common Stock, as determined under Section 7(b) hereof.

(s) “Non-Employee Director” shall mean any member of the Board who, at the time discretion under the Plan is exercised, is a “Non-Employee Director” within the meaning of Rule 16b-3.

(t) “Option” shall mean an option to purchase Shares.

(u) “Optioned Shares” shall mean Shares subject to an Option granted pursuant to this Plan.

(v) “Outside Director” shall mean any member of the Board who, at the time discretion under the Plan is exercised, is an “outside director” within the meaning of Treas. Reg. § 1.162-27(e)(3).

(w) “Participant” shall mean any person who receives an Award pursuant to the Plan.

(x) “Plan” shall mean this amended and restated Technitrol, Inc. 2001 Stock Option Plan, as set forth herein and as further amended from time to time.

(y) “Rule 16b-3” shall mean Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

(z) “Share” shall mean one share of Common Stock.

(aa) “Year of Service” shall mean a full 12-month period, measured from the date of an Award and each anniversary of that date, during which a Participant has not terminated Continuous Service for any reason.

3. TERM OF THE PLAN AND AWARDS.

(a) Term of the Plan.  The Plan shall continue in effect until June 30, 2020, unless sooner terminated pursuant to Section 15 hereof. No Awards shall be granted under the Plan after June 30, 2020.

(b) Term of Awards.  The term of each of the Awards granted under the Plan shall be established by the Committee, but shall not exceed seven years.

4. SHARES SUBJECT TO THE PLAN.

Shares deliverable pursuant to Awards may be (i) authorized but unissued Shares, (ii) Shares held in treasury, or (iii) Shares reacquired by the Company, including Shares purchased on the open market. If any Awards should expire, become unexercisable, or be forfeited for any reason without having been exercised, the Option Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

5. ADMINISTRATION OF THE PLAN.

(a) Composition of the Committee.  The Plan shall be administered by the Committee, which shall consist of not fewer than two members of the Board, all of whom are both Non-Employee Directors and Outside Directors. Members of the Committee shall serve at the pleasure of the Board.

(b) Powers of the Committee.  Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued and the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make all other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing or electronically by a majority of the Committee without a meeting, shall be deemed the action of the Committee. If there are only two Committee members, they must act unanimously.

(c) Agreement.  Each Award shall be evidenced by an Agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of the Option subject to the Agreement, (ii) the number of Shares subject to, and the expiration date of, the Award, (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award, and (iv) the restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award.

The Chairman of the Committee and such other directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

(d) Effect of the Committee’s Decisions.  All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

(e) Indemnification.  In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award granted hereunder to the full extent provided for under the Company’s governing instruments with respect to the indemnification of directors.

6. GRANT OF OPTIONS.

Only Employees shall be eligible to receive Awards. In selecting those Employees to whom Awards will be granted and the number of Shares covered by such Awards, the Committee shall consider the position, duties and responsibilities of the eligible Employees, the value of their services to the Company or its Designated Subsidiaries, and any other factors the Committee may deem relevant. In no event shall an Employee receive a grant of an Option during any single fiscal year of the Company for more than an aggregate of 500,000 Shares, except that up to an additional 500,000 Shares (“Recruitment Shares”) may be granted in one or more of the same fiscal years to a new senior executive in the case of the Company’s recruitment of such executive (subject, in either case, to adjustment as provided in Section 10 hereof). The aggregate number of Recruitment Shares under an Option(s) granted to a particular senior executive shall not exceed 500,000.

7. EXERCISE PRICE FOR OPTIONS.

(a) Limits on Committee Discretion.  The Exercise Price for each Optioned Share as to any particular Option shall not be less than 100 percent of the Market Value of each such Optioned Share on the date of grant.

(b) Standards for Determining Market Value.  If the Common Stock is listed on a national securities exchange on the date in question, then the Market Value per Share shall be the closing price on such national securities exchange on the date of grant of the Award. If the Common Stock is traded otherwise than on a national securities exchange on the date of grant, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion.

(c) No Repricing.  The Committee shall not have the authority to decrease the Exercise Price as to any particular Option without the approval of the shareholders of the Company.

8. EXERCISE OF OPTIONS.

(a) Vesting.  Except as otherwise determined by the Committee, an Option shall become exercisable upon the Participant’s completion of each Year of Service after the grant of an Award as follows: 25 percent after one Year of Service, 50 percent after two Years of Service, 75 percent after three Years of Service, and 100 percent after four Years of Service. Notwithstanding the preceding sentence, an Option shall become 100 percent vested upon termination of the Participant’s service due to Disability, death or retirement at or after age 65. An Option may not be exercised for a fractional Share. The Committee, in its discretion, may specify in an Award that the vesting of Option Shares shall accelerate upon the attainment by the Participant of certain enumerated performance goals or other terms and conditions specified by the Committee in the Agreement at the time of the Award. If a Participant elects to retire before age 65 but on or after his or her “early retirement date,” as defined in the Technitrol, Inc. Retirement Plan, or has his or her employment terminated by the Company, other than for Cause, prior to the completion of four Years of Service after the grant of an Award, the Participant shall be entitled to pro-rata vesting, based upon the number of months elapsed since the grant of such Award to the date of the Employee’s retirement or termination by the Company, divided by 48. The Committee may accelerate the exercise date of any outstanding Option, in its discretion, if it deems such acceleration to be desirable.

(b) Procedure for Exercise.  A Participant may exercise an Option, subject to provisions relative to its termination and limitations on its exercise, only by (i) written (or, if permitted by the Committee, electronic) notice of intent to exercise the Option with respect to a specified number of Shares, and (ii) payment to the Company (contemporaneously with delivery of such notice) in cash of the full consideration of the Option Shares being exercised and all applicable withholding taxes. In addition, if and to the extent authorized by the Committee, a Participant exercising an Option may make all or any portion of any payment due to the Company upon exercise of an Option by delivery of any property (including securities of the Company) other than cash, as long as such property constitutes valid consideration for the Option Shares under applicable law. The Committee may, but need not, permit the payment of applicable withholding taxes due upon exercise of an Option by the withholding of Shares otherwise issuable upon exercise of the Option; provided, however, that the Company may limit the number of Shares withheld to satisfy the tax withholding requirements to the extent necessary to avoid adverse accounting consequences. Option Shares withheld in payment of such taxes shall be valued at the Market Value of the Common Stock on the date of exercise. The Committee may impose special restrictions on the use of Option Shares as payment for withholding taxes by individuals subject to Section 16 of the Exchange Act.

(c) Period of Exercisability.  Except to the extent otherwise provided in the terms of an Agreement, or as determined by the Committee, an Option may be exercised, to the extent vested, by a Participant only while he or she is an Employee and has maintained Continuous Service from the date of the grant of the Option, or within 60 days after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee’s Continuous Service terminates by reason of —

(1) Cause, which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Company or Designated Subsidiary (and in the absence of any such agreement, shall mean (i) the continued and willful failure of the Employee to follow the lawful orders of his or her direct superior, (ii) violation by the Employee of a published rule or regulation of the Company or a provision of the Company’s Statement of Principles (as in effect from time to time), or (iii) conviction of a crime which renders the Employee unable to perform his or her duties effectively; provided that in the case of (i) or (ii) above, the Company shall give the Employee written notice of the action or omission which the Company believes to constitute Cause and the Employee shall have 30 calendar days to cure such action or omission. Determination of “Cause” by the Committee shall be final and binding on all parties. The Participant’s rights to exercise such Option shall expire on the date of such termination.

(2) Death, in which case, such Option of the deceased Participant may be exercised within six months from the date of his or her death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his or her estate, a duly established trust for the benefit of the participant’s spouse, lineal ascendants or descendants, or person or persons to whom his or her rights under such Option shall have passed by will or by laws of descent and distribution.

(3) Disability, in which case, such Option may be exercised within one year from the date of termination of employment due to Disability, but not later than the date on which the Option would otherwise expire. In the event of the Participant’s legal disability, such Option may be exercised by the Participant’s legal representative.

(4) Retirement on or after the “early retirement age,” as defined in the Technitrol, Inc, Retirement Plan, in which case such Option may be exercised within two years from the date on which the Participant retires, but not later than the date on which the Option would otherwise expire.

(d) Effect of the Committee’s Decisions.  The Committee’s determination whether a Participant’s Continuous Service has ceased (or whether a Participant’s service has been terminated for Cause), and the effective date thereof, shall be final and conclusive on all persons affected thereby.

9. CHANGE IN CONTROL.

Notwithstanding the provisions of any Award which provides for its exercise or vesting in installments or upon attainment of performance criteria, upon a Change in Control, all Options shall be immediately exercisable and fully vested. In the event of a Change in Control, at the discretion of the Committee, a Participant may receive cash in an amount equal to the excess of the Market Value of the Common Stock subject to such Option over the Exercise Price of such Shares, in exchange for the cancellation of such Option by the Participant.

10. EFFECT OF CHANGES IN COMMON STOCK SUBJECT TO THE PLAN.

(a) Recapitalizations, Stock Splits, Etc.  The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards and the Exercise Price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

(b) Transactions in which the Company is Not the Surviving Entity.  In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets (any of the foregoing to be referred to herein as a “Transaction”), all outstanding Awards, together with the Exercise Prices thereof, shall be equitably adjusted for any change or exchange of Shares for a different number or kind of shares or other securities which results from the Transaction.

(c) Conditions and Restrictions on New, Additional or Different Shares or Securities.  If, by reason of any adjustment made pursuant to this Section, a Participant becomes entitled to new, additional or different shares of stock or securities, such new, additional or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

(d) Other Issuances.  Except as expressly provided in this Section, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class or Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

(e) Section 409A.  No proposed adjustment under this Section shall be made if such adjustment would constitute a modification under Treas. Reg. § 409A-1(b)(5)(v) or any successor thereto.

11. NON-TRANSFERABILITY OF AWARDS.

Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution (and in the case of will, descent or distribution, solely to give effect to the provisions of Section 8(c)(2) hereof). Notwithstanding the foregoing, or any other provision of this Plan, the Committee, in its discretion, may permit a Participant to transfer Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred, subject to the approval of the Committee, only to the Participant who originally received the grant or to an individual or trust to whom the Participant could have initially transferred the Option pursuant to this Section. Options which are transferred pursuant to this Section shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.

12. TIME OF GRANTING AWARDS.

The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination to grant such Award or the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

13. EFFECTIVE DATE.

The amended and restated Plan shall become effective as of March 1, 2010.

14. MODIFICATION OF AWARDS.

At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided that no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him or her by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award.

15. AMENDMENT AND TERMINATION OF THE PLAN.

The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan; provided, however, the Committee may seek shareholder approval of an amendment if it is determined to be required by or advisable under regulations of the Securities and Exchange

Commission, the rules of any stock exchange on which the Company’s stock is listed, the Code, or any other applicable law or regulation.

No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

16. CONDITIONS UPON ISSUANCE OF SHARES.

(a) Compliance with Securities Laws.  Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed.

(b) Special Circumstances.  The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares. As a condition to the exercise of an Option, the Company may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

(c) Committee Discretion.  The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

17. RESERVATION OF SHARES.

The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

18. WITHHOLDING TAX.

The Company’s obligation to deliver Shares upon exercise of Options shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The amount of the withholding requirement shall be the applicable statutory minimum federal, state or local income tax with respect to the Award on the date that the amount of tax is to be withheld.

19. NO EMPLOYMENT OR OTHER RIGHTS.

In no event shall an Employee’s eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee to continue service with the Company, a Designated Subsidiary, or any Affiliate. No Employee shall have a right to be granted an Award or, having received an Award, the right again to be granted an Award. However, an Employee who has been granted an Award may, if otherwise eligible, be granted an additional Award or Awards.

20. GOVERNING LAW.

The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the principles of the conflict of laws), except to the extent that federal law shall be deemed to apply.

Appendix D

RESTRICTED STOCK PLAN II
OF
TECHNITROL, INC.

(As Amended and Restated Effective as of March 1, 2010)

WHEREAS, Technitrol, Inc. (the “Company”) maintains the Amended and Restated Restricted Stock Plan II of Technitrol, Inc. (the “Plan”);

WHEREAS, Paragraph 11 of the Plan provides that, with certain inapplicable restrictions, the Board of Directors of the Company (the “Board”) may amend the Plan; and

WHEREAS, the Board wishes to amend and restate the Plan;

NOW, THEREFORE, effective as of March 1, 2010, the Plan shall be amended and restated under the following terms and conditions:

1.	Purpose

(a) This Plan is intended to continue to provide a method whereby the officers of Technitrol, Inc. (the “Company”) and key employees of the Company and its subsidiaries who are largely responsible for the operations of the Company and its subsidiaries may be offered incentives in addition to those of current compensation and future pensions to continue in the service of the Company and its subsidiaries and all of the Company’s stockholders. Such incentives shall be in the form of shares of the Common Stock of the Company (the “Shares”). The Plan is also intended to enable the Company and its subsidiaries to obtain and retain the services of qualified executive officers and key employees, and to reward and motivate them, by providing them with the opportunity to become owners of Shares.

(b) Shares awarded under this Plan shall be immediately issued to the participating employees of the Company and its subsidiaries (“Employees”) in their own names, with all attendant rights of a stockholder (including, the right to receive dividends thereon and to vote such Shares, but excluding the right to physically possess such Shares for so long as they are restricted, as set forth in this Plan), subject to the restrictions, limitations, terms and conditions set forth in the Plan and in the award letter issued to the Employee by the Company.

2.	Eligible Employees; Administration

(a) The Employees eligible to participate in the Plan shall be the officers of the Company and its subsidiaries and the other key employees in the Company’s corporate office and its operating business segments as determined from time to time by a Committee (the “Committee”) appointed by the Company’s Board of Directors (the “Board”). The Committee shall be the body which administers this Plan. The Committee must consist of at least two members, each of whom is both a “Non-Employee Director” (as defined in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) and an “outside director” (within the meaning of Treas. Reg. § 1.162-27(e)(3)).

(b) Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have the sole and complete authority and discretion (i) to select Employees for grants under the Plan and to award Shares to such Employees, (ii) to determine the form and content of awards of Shares to be issued under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make all other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing or electronically by a majority of the Committee without a meeting, shall be deemed the action of the Committee. If there are only two Committee members, they must act unanimously.

(c) In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any grant under the Plan to the full extent provided for under the Company’s governing instruments with respect to the indemnification of directors.

3.	Issuance of Shares; Performance-Based Grants; Maximum Shares

(a) Subject to the restrictions, terms, limitations and conditions contained in the Plan and imposed by the Committee consistent with the Plan, the Committee shall cause the Company to award and issue such number of Shares to such of the Employees from time to time as it in its sole discretion determines after consultation with the management of the Company. Upon such issuance, such Shares shall be validly issued and fully paid by the Company and shall be nonassessable. Consistent with the provisions of the Plan, the date of award (for purposes of determining the time-denominated restriction period in Paragraph 4 hereof) will be the date of the meeting at which the Committee grants the Shares. Beneficial ownership is deemed to accrue to the Employee on the date the Company instructs its transfer agent to issue the Shares. Such Shares shall remain in the physical possession of the Company during any such restriction period. Each Employee, if requested by the Company, as a condition to transferring to him or her such Shares on the transfer books of the Company (and in order to facilitate return to the Company pursuant to Paragraph 4 hereof), shall, if so requested by the Committee, execute and deliver to the Company a blank stock power relating to such Shares issued to him or her.

(b) Such Shares may be issued in the sole discretion of the Committee from time to time on a regular or irregular basis, or as a reward for outstanding achievement or performance, or as an inducement to accept employment with the Company, or on account of such other criteria as may be established by the Committee. Notwithstanding the foregoing, all awards of Shares made to the Chief Executive Officer of the Company shall, and any awards made to other Employees may, be based on the attainment of certain criteria to be designated by the Committee and specifically identified at the time of grant of the Shares from among the following criteria: cash flow, net operating profit, economic profit, earnings per share, gross or net revenue growth, annual performance compared to approved plans, return on equity, assets, capital investment or sales, net income growth, total shareholder return, expense management, market share, performance compared to market indices chosen by the Committee, acquisitions and/or divestitures, integration of acquisitions, consolidation or integration of product divisions/groups/lines, geographical changes in operations, changes in markets addressed, changes in analysts’ coverage of the Company, new product introduction, succession planning, organizational development, and/or talent management/retention. For the Chief Executive Officer, such criteria may also include metrics with respect to the mentoring of senior executives as part of their leadership development, and developing strategic plans/alternatives for the Company or parts of it. The Committee may use some or all of these performance criteria, either singly or together, and may link them to the performance of the Company or any subsidiary, division or individual. The Committee shall have the sole and absolute authority to determine whether the performance criteria have been satisfied. The Committee may also require that the Chief Executive Officer of the Company remain in the employ of the Company for some time after the attainment of the performance criteria prior to the removal of the restrictions on ownership as contained in Paragraph 4(a) hereof.

(c) Notwithstanding the foregoing, no Employee may be awarded more than 300,000 Shares under this Plan in any 12-month period nor more than 500,000 Shares under this Plan over the Employee’s entire employment with the Company.

4.	Restrictions; Removal

(a) Except as otherwise set forth in this Plan, all Shares issued pursuant to this Plan shall be subject to the following restrictions: such Shares may not be sold, transferred, assigned, pledged or otherwise alienated, encumbered or hypothecated until the restriction period as set forth in subparagraphs (b) through (d) below (the “Restriction Period”) has ended.

(b) Except as otherwise set forth in this Paragraph 4, the Restriction Period related to the Shares issued to each Employee from time to time shall end upon the expiration of the third anniversary of the award of such Shares to all Employees other than the Chief Executive Officer of the Company or such other Employees who have been awarded Shares to which performance criteria set forth in Paragraph 3(b) hereof apply, in which case the Restriction Period shall end upon the attainment, if at all, of the performance criteria chosen by the Committee plus the fulfillment of the additional employment obligations, if any, set forth in the last sentence of Paragraph 3(b) hereof. The Committee may reduce (but not increase) the number of Shares to take into account additional factors that the Committee deems relevant. Upon the end of the Restriction Period, the Shares theretofore subject to such restrictions shall be delivered to the Employee free from the restrictions provided herein. The stock power, if any, relating to such Shares shall be destroyed.

(c) Notwithstanding subparagraph (b) above, the Committee may, with respect to Employees other than the Chief Executive Officer of the Company, specify in the Employee’s award letter that the Restriction Period related to the Shares issued to such Employee shall terminate upon the attainment of certain performance goals as specified in such award letter. The Committee shall have the sole and absolute authority to determine whether the Employee has satisfied such performance goals or other terms and conditions set forth in the award letter.

(d) If an Employee dies or becomes “totally disabled” (as defined below) or (except as otherwise provided by the Committee in the Employee’s award letter) retires on or after his or her “normal retirement date” (as defined in the Technitrol, Inc. Retirement Plan) prior to the expiration of three years from the date Shares were issued to him or her under this Plan, then the Restriction Period shall end upon the date that death occurs or total disability is deemed to have occurred or such retirement occurs. For purposes of this Plan, an Employee is “totally disabled” if the Employee is unable, by reason of mental or physical incapacity or illness, to substantially perform his or her duties to the Company or a subsidiary (as applicable) for a period of either 90 consecutive days or an aggregate of 120 days in any 12-month period, as determined by the Company (or the Board, in the case of the Chief Executive Officer of the Company) in good faith and in its sole discretion.

(e) Except as otherwise provided by the Committee in the Employee’s award letter, if an Employee elects to retire before his or her normal retirement date but on or after his or her “early retirement date” (as defined in the Technitrol, Inc. Retirement Plan) or the Employee’s employment is terminated by the Company other than for “Cause” (as defined below) prior to the expiration of the Restriction Period, then, subject to the provisions of the following sentence, the Employee shall be entitled to pro-rata vesting, based on the number of whole months elapsed since the award of such Shares divided by 36, as to both the award of Shares provided in this Paragraph 4 and the cash award provided in Paragraph 5 hereof (if any). Ownership of Shares not finally vested in the Employee after early retirement or termination other than for Cause shall revert to the Company and the Employee shall have no further record, legal, beneficial or equitable interest in such Shares.

(f) If an Employee resigns or has employment terminated by the Company for “Cause” (as defined below) prior to the expiration of the Restriction Period, ownership of all Shares issued to the Employee still subject to the restrictions provided herein shall revert to the Company, and the Employee shall have no further record, legal, beneficial or equitable interest in such Shares.

(g) Nothing herein contained shall in any way interfere with the right of the Company to terminate the employment of the Employee for any reason whatsoever or for no reason.

(h) Notwithstanding the foregoing, in the case of subparagraphs (c) through (e) above, the Committee shall have the right, before the end of the Restriction Period (or, in the case of subparagraph (e) above, at any time before the Employee’s retirement or termination other than for Cause), to adjust the effective award downward, taking into account such factors as it determines to be relevant. Further, in the case only of subparagraph (e) above, the Committee may adjust the effective award upward (but not in excess of the original award of Shares), taking into account such factors as it determines to be relevant.

(i) For purposes of the Plan, “Cause” shall have the meaning set forth in any unexpired employment or severance agreement between the Employee and the Company or subsidiary and, in the absence of any such agreement, shall mean (i) the continued and willful failure of the Employee to follow the lawful orders of his or her direct superior, (ii) violation by the Employee of a material published rule or regulation of the Company or a provision of the Company’s Statement of Principles (in effect from time to time), or (iii) conviction of a crime which renders the Employee unable to perform his or her duties effectively; provided that, in the case of (i) or (ii) above, the Company shall give the Employee written notice of the action or omission which the Company believes to constitute Cause and the Employee shall have 30 calendar days to cure such action or omission. Determination of “Cause” by the Committee shall be final and binding on all parties.

5.	Additional Cash Award in Sole Discretion of Committee

(a) In the sole discretion of the Committee, the Committee may provide an Employee (other than the Chief Executive Officer of the Company) in the Employee’s award letter with a potential cash award (the “Cash Award”) to assist the Employee in paying his or her income tax on the Shares awarded to him or her. If a potential Cash Award is included in the Employee’s award letter and if the Employee continues in the employ of the Company through the end of the Restriction Period or otherwise becomes vested in a portion of his or her Shares under Paragraph 4(e) hereof, then the Employee shall also receive a Cash Award. Subject to the limitation in the following paragraph, the Cash Award shall equal the quotient of (i) the product of (A) the market value of the Shares subject to the Employee’s award (after taking into account the Committee’s action — if any — under Paragraph 4(h) hereof) (such market value shall be equal to the closing price of the Shares on the stock exchange on which the Shares are listed in The Wall Street Journal as of the date the Restriction Period ends or the date of the Employee’s termination of employment under Paragraph 4(e) hereof), multiplied by (B) the highest individual federal income tax rate (including any surcharge) then in effect, divided by (ii) one minus the highest individual federal income tax rate (including any surcharge) then in effect.

In the event the Employee is a taxpayer of the United States and has the opportunity to make an election under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended (an “83(b) Election”), then, whether or not the Employee actually makes the 83(b) Election (see Paragraph 9 hereof for how the 83(b) Election is properly made), the amount of the Cash Award shall not exceed 65 percent of the market value of the Shares (as determined above) subject to the award as of the date beneficial ownership of the Shares accrues to the Employee under Paragraph 3(a) hereof. If the Employee makes an 83(b) Election, the Employee shall receive a Cash Award, calculated as described above but with the market value of the Shares and the federal income tax rate determined as of the date of the 83(b) Election. Such value of the Shares will be included in the Employee’s compensation for income tax purposes in the year of the award. (See also Paragraph 9 hereof.) If an 83(b) Election is not available to the Employee, then the amount of the Cash Award shall not exceed 165 percent of the market value of the Shares subject to the award as of the date beneficial ownership of the Shares accrues to the Employee under Paragraph 3(a) hereof.

For purposes of this Paragraph 5, the Committee shall have the sole discretion of determining whether an Employee is a taxpayer of the United States and whether an 83(b) Election is available to the Employee, based on the facts and circumstances and the Committee’s interpretation of the Internal Revenue Code and regulations thereunder.

(b) In the sole discretion of the Committee, the Committee may provide the Chief Executive Officer of the Company in his or her award letter with a potential Cash Award. The Chief Executive Officer’s potential Cash Award shall be the full amount of the deemed tax on the award (so that the percentage limitation on the amount of the Cash Award in subparagraph (a) above shall not apply) plus the deemed tax on the Cash Award, both of which shall be calculated at the deemed rate of 41.5 percent.

(c) The Cash Award less applicable withholding taxes shall be paid to the Employee not later than (i) where the Employee makes no 83(b) Election, the 15th day of the third month following (A) the last day of the calendar year in which the Restriction Period ends, or (B) the date of the termination of employment of an Employee who is entitled to the modified award under Paragraph 4(e) hereof, or (ii) where the Employee makes an 83(b) Election, the 15th day of the third month following the date the Shares subject to the 83(b) Election were awarded to the Employee.

6.	Other Restrictions

Consistent with the purposes of the Plan, the Committee may impose other restrictions on Shares issued hereunder, including, without limitation, restrictions under the Securities Act of 1933, as amended; under the requirements of any stock exchange upon which such Shares are then listed; and under any blue sky or securities laws applicable to such Shares.

7.	Change of Control

(a) Notwithstanding anything to the contrary in the Plan, in the event there is a “Change in Control” (as defined in subparagraph (b) below), then, in that event, notwithstanding the provisions of Paragraph 4 hereof, the Restriction Period for any Shares granted under the Plan shall terminate on the date of such Change in Control and all Shares shall be vested 100 percent in all Employees and distributed to them immediately, free of any and all restrictions, accompanied by the Cash Awards (if not previously paid as a result of an 83(b) Election) in the maximum amounts provided in Paragraph 5 hereof. The Cash Awards less applicable withholding taxes shall be paid to the Employees not later than the 15th day of the third month following the Change in Control.

(b) For purposes of the Plan, “Change in Control” means

(1) any person (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (i) the Company and/or its wholly owned subsidiaries; (ii) any employee benefit plan of the Company (including an employee stock ownership plan) and any trustee(s) holding securities under such plan; and (iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities; or

(2) The consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s voting Common Stock would be converted into cash, securities and/or other property, other than a merger of the Company in which holders of the Common Stock immediately prior to the merger have substantially the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the Common Stock immediately before the merger; or

(3) Any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(4) The Company’s shareholders or the Board shall approve the liquidation or dissolution of the Company.

8.	Assignment

Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

9.	83(b) Election

If an Employee who is a taxpayer of the United States makes an 83(b) Election in the year of the award of Shares, the Company agrees to pay the Cash Award (as described in Paragraph 5 hereof) for all grants in the year of the award pursuant to the provision of Paragraph 5 hereof. This election must be made within the time and manner prescribed by the Internal Revenue Code as then in effect. The Employee must sign and date an 83(b) Election Notification Form, and provide a copy to the Corporate Secretary of the Company. The Committee may, in its discretion, preclude any Employee from making such 83(b) Election. In this case, the limitation on the Cash Award shall be calculated as if an 83(b) Election is not available to the Employee, as stated in Paragraph 5(a) hereof.

10.	Effect of Changes in Common Stock

(a) Recapitalizations, Stock Splits, Etc.  The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding awards shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

(b) Transactions in which the Company is Not the Surviving Entity.  In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets (any of the foregoing to be referred to herein as a “Transaction”), all outstanding awards shall be equitably adjusted for any change or exchange of Shares for a different number or kind of shares or other securities which results from the Transaction.

(c) Conditions and Restrictions on New, Additional, or Different Shares or Securities.  If, by reason of any adjustment made pursuant to this Paragraph 10, an Employee becomes entitled to new, additional or different shares of stock or securities, such new, additional or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the award before the adjustment was made.

(d) Other Issuances.  Except as expressly provided in this Paragraph 10, the issuance by the Company or an affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number or class of Shares then subject to awards or reserved for issuance under the Plan.

11.	Amendment; Termination

The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not issued pursuant to the Plan, suspend or terminate the Plan; provided, however, the Committee may seek shareholder approval of an amendment if it is determined to be required by or advisable under regulations of the Securities and Exchange Commission, the rules of any stock exchange on which the Company’s stock is listed, or other applicable law or regulation.

No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of Shares issued pursuant to the Plan, alter or impair any rights or obligations under any Shares theretofore granted under the Plan.

12.	Governing Law

This Plan shall be governed by the law of the Commonwealth of Pennsylvania (without regard to the principles of the conflict of laws), except to the extent that federal law is deemed to apply.